Exhibit 10.1

OFFICE LEASE

HERTZ MEMPHIS THREE, LLC

(“Landlord”)

GTX, INC.

(“Tenant”)

TOYOTA CENTER BUILDING

SUITE 700

TABLE OF CONTENTS

1.	BASIC LEASE PROVISIONS	1

2.	PROJECT	2

3.	TERM	4

4.	RENT	5

5.	USE & OCCUPANCY	9

6.	SERVICES & UTILITIES	10

7.	REPAIRS	12

8.	ALTERATIONS	12

9.	INSURANCE	14

10.	DAMAGE OR DESTRUCTION	16

11.	INDEMNITY	17

12.	CONDEMNATION	18

13.	TENANT TRANSFERS	18

14.	LANDLORD TRANSFERS	20

15.	DEFAULT AND REMEDIES	21

16.	SECURITY DEPOSIT	26

17.	MISCELLANEOUS	26

18.	OPTION TO EXTEND THE TERM	28

EXHIBIT A – FLOOR PLAN DELINEATING THE PREMISES		A-1

EXHIBIT B – WORK LETTER		B-1

EXHIBIT C - RULES & REGULATIONS		C-1

EXHIBIT D – JANITORIAL SPECIFICATIONS		D-1

EXHIBIT E - STORAGE SPACE		E-1

i

INDEX OF DEFINED TERMS

Extension Term	29	Late Charge	9
Additional Insured	15	Laws	10
Additional Rent	5	Lease	1
Affiliates	18	Leasehold Improvements	3
Alterations	13	Liability Limit	2
Alterations Fee	14	Mandated Expenses	6
Amortization Rate	7	Market Rent	30
Antenna	30	Maximum Connected Load	11
Antenna Site	30	Mechanical Systems	3
Base Building	3	NLT	4
Base Rent	1	Notice Addresses	2
Base Year	1	Parking Allotment	2
Billing Address	2	Permitted Transferee	19
Brokers	2	Preliminary Plans	B-1
Building	1	Premises	1
Building Standard	4	Project	3
Building Structure	3	Quality Expenses	6
Business Hours	2	Reasonable attorneys’ fees	25
Claims	17	Reletting Expenses	25
Commencement Date	4	Remainder Rent	25
Common Areas	3	Rent	9
Comparison Year	5	Repair Estimate	16
Construction Administration Fee	B-6	Replacement Premises	27
Construction Documents	B-1	Repossession Expenses	26
Contractor	B-3	Required Removable	14
Control	19	Roof	30
Cost-Saving Expenses	6	RSF	1
Default	22	Rules and Regulations	C-1
Default Rate	26	Scheduled Commencement Date	1
Design Problem	13	Security Deposit	2
Determination Date	30	Standard Services	10
Encumbrance	21	Start Date	B-1
Enforcement Costs	25	Submission Date	B-1
Estimated Additional Rent	8	Successor Landlord	21
Excess Expenses	6	Taking	18
Excess Taxes	5	Taxes	5
Execution Date	1	Telecommunication Services	12
Expenses	6	Tenant	1
Expiration Date	1	Tenant Finish Period	B-1
Extension Option	29	Tenant Improvements	B-1
Fair Market Rent	25	Tenant’s Architect	B-1
Force Majeure	26	Tenant’s Costs	B-1
Hazardous Materials	10	Tenant’s Engineers	B-1
Holdover	5	Tenant’s Personal Property	4
Holidays	2	Tenant’s Representative	B-1
HVAC	10	Tenant’s Share	1
Indemnitees	B-4	Tenant’s Wiring	12
Interruption Estimate	16	Term	1
Land	3	Transfer	19
Landlord	1	Unamortized Landlord Costs	25
Landlord Costs	25	Untenantable	16
Landlord’s Damages	25	Use	1
Landlord’s Representative	B-1	Work Letter	3, B-1

ii

OFFICE LEASE

Landlord and Tenant enter this Office Lease (“Lease”) as of the Execution Date on the following terms, covenants, conditions and provisions:

1.                                      BASIC LEASE PROVISIONS

1.1   Basic Lease Definitions. In this Lease, the following defined terms have the meanings indicated.

(a)	Execution Date:	means the Lease is fully executed as of April 13, 2015

(b)	Landlord:	Hertz Memphis Three, LLC, a Delaware limited liability company.

(c)	Tenant:	GTx, Inc., a Delaware Corporation.

(d)	Building:	Toyota Center Building located at 175 Toyota Plaza, Memphis TN 38103 and deemed to contain approximately 174,700 rentable square feet (“RSF”).

(e)	Premises:

Suite 700 (identified on Exhibit A), located on the 7th Floor of the Building and deemed to contain approximately 21,500 RSF, and Suite 850 on the 8th Floor of the Building and deemed to contain approximately 4,750 RSF, comprising a total of 26,250 RSF. See Exhibit E re: Storage Space.

(f)	Use:	General administrative non-governmental office use consistent with that of a first-class office building.

(g)	Term:

means the duration of this Lease, which will be approximately three (3)  years, beginning on the Commencement Date (as defined in §3.1 below) and ending on the Expiration Date (as defined below), unless terminated earlier or extended further as provided in this Lease. The “Expiration Date” means (i) if the Commencement Date is the first day of a month, the third (3rd) year anniversary of the day immediately preceding the Commencement Date or the last day of the applicable Extension Term; or (ii) if the Commencement Date is not the first day of a month, the three (3rd) year anniversary of the last day of the month in which the Commencement Date occurs, or the last day of the applicable Extension Term.

(h)	Scheduled Commencement Date:	May 1, 2015.

(i)	Base Rent:	The following amounts payable in accordance with Article 4:

Lease Years/Lease Months	Annual Rate per RSF	Monthly Base Rent
5/1/15 – 4/30/16	$17.50/ RSF	$38,281.25
5/1/16 – 4/30/17	$17.85/ RSF	$39,046.88
5/1/17 – 4/30/18	$18.21/ RSF	$39,834.38

(j)	Tenant’s Share:	15.03%.

(k)	Base Year:	The calendar year 2015, effective 05/01/15 for the partial Lease Year ending December 31, 2015.

(l)	Security Deposit:	None.

(m)	Notice Address:	For each party, the following address(es):

To Landlord	To Tenant

Building Address

For all requests pursuant to §17.2(a)

22 North Front Street, Suite 760

Memphis, TN 38103

Attention: Property Manager

Email: propertymanager

@toyotacenter.hertzgroup.com

Notice Address

For all notices required under the Lease pursuant to §17.2(b):

1522 2nd Street

Santa Monica, CA 90401

Attn: Asset Manager

Email: assetmanager

@toyotacenter.hertzgroup.com

With a copy to:

22 North Front Street, Suite 760

Memphis, TN 38103

Attention: Property Manager

Email: propertymanager

@toyotacenter.hertzgroup.com

Before the Commencement Date:

175 Toyota Plaza, Suite 700

Memphis, TN 38103

Attn: CFO

Copy to:

175 Toyota Plaza, Suite 700

Memphis, TN 38103

Attn: Chief Legal Officer

After the Commencement Date:

The Premises

175 Toyota Plaza, Suite 700

Memphis, TN 38103

Attn: CFO

Copy to:

175 Toyota Plaza, Suite 700

Memphis, TN 38103

Attn: Chief Legal Officer

(n)	Billing Address:	For each party, the following address:

For Landlord for the payment of Rent	For Tenant
22 North Front Street Memphis, TN 38103	175 Toyota Plaza, Suite 700 Memphis, TN 38103 Attention: CFO

(o)	Brokers:	CB Richard Ellis Memphis, LLC (for Landlord) and Commercial Advisors, LLC/Cushman & Wakefield (for Tenant). Brokers will be paid by Landlord in accordance with a separate agreement.

(p)	Parking Allotment:	By separate written agreement between Landlord’s affiliate and Tenant .

(q)	Liability Limit:	$3,000,000.00 for any one accident or occurrence.

(r)	Business Hours:

Subject to Section 6 of this Lease, from 7:00 a.m. to 7:00 p.m. on Monday through Friday and from 8:00 a.m. to 12:00 p.m. Saturday, excepting: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and other legal holidays commonly observed in similar class office buildings in the locale of the Building (“Holidays”). Each Holiday will be observed on the applicable date observed by the United States government.

2.                                      PROJECT

2.1                                     Project. The Land, Building and Common Areas (as each may be defined in Article 1 and below) are collectively referred to as the “Project.”

2.2                               Land. “Land” means the real property on which the Building and Common Areas are located, including easements and other rights that benefit or encumber the real property, in the City of Memphis, State of Tennessee. Landlord’s interest in the Land may be in fee or leasehold. The Land may be expanded or reduced after the Execution Date.

2.3                               Base Building. “Base Building” means Building Structure and Mechanical Systems, collectively, defined as follows:

(a)                                 Building Structure. “Building Structure” means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts, and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)                                 Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, and fire/life safety systems, but excluding the Leasehold Improvements (and similar improvements to other premises).

2.4                               Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land (and appurtenant easements) and in the Building designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees. The Common Areas include those portions of the Project that are necessary for the operation of the Building or are provided for the non-exclusive use by Tenant in common with Landlord and other tenants and occupants, and their employees, agents and invitees, of the Building including, without limitation, roadways, entrances and exits, hallways, stairs, loading areas, landscaped areas, open areas, park areas, exterior lighting, service drives, walkways, sidewalks, atriums, courtyards, concourses, ramps, washrooms, maintenance and utility rooms and closets, exterior utility lines, lobbies, elevators and their housing and rooms, common window areas, common walls, common ceilings, common trash areas, vending or mail areas, common pipes, conduits, and ducts and wires. If the Building is connected to other buildings by underground tunnels or elevated bridges over public streets, Common Areas will include such bridges and tunnels; provided, however, that Landlord and owners of such other buildings will have the right in their sole discretion to adopt rules and regulations relating to bridge and tunnel use.

2.5                                Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except as provided elsewhere in this Lease, including any work to be performed by Landlord as set forth in Exhibit B (“Work Letter”), if any, by taking possession of the Premises, Tenant accepts the Premises in its “as is” condition and with all faults, and the Premises are deemed in good order, condition, and repair. The Premises include the Leasehold Improvements as defined in subsection (a) below, but exclude certain areas, facilities and systems as set forth in subsection (b) below:

(a)                                 Leasehold Improvements. “Leasehold Improvements” mean all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Execution Date, or be installed by Landlord or Tenant under this Lease at the cost of either party, including, but not limited to any Alterations installed pursuant to §8 and the Tenant Improvements set forth in the attached Exhibit B. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in (1-4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in (1-5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, hot water heater, laboratory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises.

(b)                                 Exclusions from the Premises. Except as specifically agreed to by Landlord in writing in its sole discretion, the Premises do not include: (1) any areas above the finished ceiling, integrated ceiling systems, or if the ceiling is open concept, above the underside of the overhead slab, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunication equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any easements or rights to natural light, air or view.

(c)                                  Full floor Premises. .If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

(d)                                 Tenant hereby waives any requirement that Landlord provide Tenant with a condition disclosure statement such as that contemplated by T.C.A. § 66-7-108 and any similar law, rule, or regulation.

2.6                               Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord in its sole but reasonable discretion designates for use in the Building from time to time.

2.7                               Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, impair the value of the Leasehold Improvements that Tenant is required to deliver to Landlord at the end of the Term under §3.3.

3.                                      TERM

3.1                               Commencement Date. “Commencement Date” means the first day of the Term, which will be the Scheduled Commencement Date (as the same may be evidenced according to §3.1(c) below).

(a)                                 Early Occupancy. Not applicable.

(b)                                 Delayed Occupancy. Not applicable.

(c)                                  Confirmation of Term. The parties shall confirm the Commencement Date in writing promptly following final execution of this Lease.

3.2                               Holdover. Tenant understands that it does not have the right to remain in the Premises following the Expiration Date or earlier termination of this Lease (“Holdover”) at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises. No Holdover by Tenant shall be deemed to be consented to by Landlord unless such consent is in writing. Landlord may withhold its consent to any holdover in Landlord’s sole discretion. For any Holdover with Landlord’s written consent, Tenant will be deemed to be a tenant from month to month, at a monthly Base Rent equal to the monthly Base Rent payable during the last year of the Term, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a month-to-month tenancy. If Tenant holds over after the Expiration Date without Landlord’s prior written consent, Tenant will be deemed a tenant at sufferance, at a daily Base Rent, payable in advance, equal to one hundred twenty five percent (125%) of the Base Rent per day payable during the last year of the Term for the first ninety (90) days of such un-consented Holdover, and one hundred fifty percent (150%) of the monthly Base Rent payable during the last year of the Term thereafter, and Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a tenancy at sufferance. Unless such Holdover is expressly consented to by Landlord in writing, Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers to the extent due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term, except to the extent Landlord has consented in writing to such Holdover. Landlord’s deposit of Tenant’s Base Rent payment during any Holdover will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.

3.3                               Condition on Expiration.

(a)                                 Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property and any Required Removables (as defined in §8.1), in broom-clean condition, and with all Leasehold Improvements and Alterations made by Tenant in good working order and repair (excepting ordinary wear and tear, and loss or damage by fire or other casualty not caused by Tenant, its agents, employees or contractors).

(b)                              Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the reasonable costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord’s standard five percent (5%) administration fee.

(c)                               Abandoned Property. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned. Landlord may move, store, retain or dispose of these items at Tenant’s expense, plus Landlord’s standard five percent (5%) administration fee. At Landlord’s option, any abandoned Tenant’s Personal Property will become Landlord’s property automatically without compensation to Tenant.

4.                                      RENT

4.1                               Base Rent. Tenant shall prepay one (1) month’s installment of Base Rent by the Execution Date, to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in equal monthly installments, by the first (1st) of each month. Base Rent for any partial month will be prorated.

4.2                               Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”

(a)                            Taxes. For each full or partial calendar year during the Term after the Base Year (each, a “Comparison Year”), Tenant shall pay, in the manner described below, Tenant’s Share of the amount that Taxes for the Comparison Year exceed Taxes for the Base Year (“Excess Taxes”). “Taxes” mean the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments, including any community improvement district assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) capital and place-of-business taxes; (3) taxes, assessments or fees in lieu of the taxes described in (1-2); and (4) the reasonable costs incurred to reduce the taxes described in (1-3); provided, however, that if at any time during the Term under the laws of the United States Government or the state, or any political subdivision thereof, a tax (including, but not limited to any sales tax) or excise on Rent or other amounts payable by Tenant to Landlord, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, Tenant shall pay one hundred percent (100%) of any such tax or excise as Additional Rent as provided in this Section 4.2 above.  Taxes exclude net income taxes and taxes paid under §4.3. Tenant acknowledges that Taxes may increase during the Term and that if the Project is currently subject to a Taxes abatement program and such program ceases to benefit the Project during the Term, Taxes will increase.

(b)                                 Expenses. For each Comparison Year, Tenant shall pay, in the manner described below, Tenant’s Share of the amount that Expenses for the Comparison Year exceed Expenses for the Base Year (“Excess Expenses”). “Expenses” mean the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a fee to manage the Project of four percent (4%) of the gross revenue of the Project. If less than ninety-five (95%) of the RFS of the Building is actually occupied during the Base Year or any Comparison Year, Expenses shall be the amount that such Expenses would have been for such Base Year or Comparison Year had ninety-five percent (95%) of the RFS of the Building been occupied during such Base Year or Comparison Year, as reasonably determined by Landlord.

(1)                                 Expenses include:

(A)                               Standard Services provided under §6.1;

(B)                               Repairs and maintenance performed under §7.2;

(C)                               Insurance maintained under §9.2 (including deductibles paid), including any amounts that would be charged as premiums if Landlord self-insures any of the insurance risks;

(D)                               Wages, salaries and benefits of personnel to the extent they render services to the Project;

(E)                                Costs of operating the Project management office (including reasonable rent) to the extent used or furnished by Landlord to manage, operate and maintain the Project;

(F)                                 Amortization installments of costs required to be capitalized and incurred:

(i)	To comply with insurance requirements or Laws (“Mandated Expenses”);

(ii)	That are reasonably calculated to reduce other Expenses or the rate of increase in other Expenses (“Cost-Saving Expenses”); or

(iii)

That are reasonably calculated to improve or maintain the safety, health or access of Project occupants, and otherwise maintain the quality, appearance, or integrity of the Project (“Quality Expenses”).

(2)                                 Expenses exclude:

(A)                               Taxes (as defined in §4.2(a) above);

(B)                               Mortgage payments (principal and interest), and ground lease rent;

(C)                               Commissions, finder’s fees, advertising costs, attorney’s fees and costs of improvements in connection with leasing space in the Building;

(D)                               Costs reimbursed by insurance proceeds or tenants of the Building (other than as Additional Rent);

(E)                                Depreciation;

(F)                                 Except for the costs identified in §4.2(b)(1)(F), costs required to be capitalized according to sound real estate accounting and management principles, consistently applied;

(G)                               Collection costs and legal fees paid in disputes with tenants;

(H)                              Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project);

(I)                                   In the Base Year only, installments of costs amortized under subsection (c) of this §4.2;

(J)                                   Costs of tenant improvements incurred in renovating leased space for the exclusive use of a particular tenant of the Project;

(K)                               Costs of compliance with the ADA to the extent Landlord is responsible for such costs herein and costs of compliance with Landlord’s obligations under §5.2(d) hereof;

(L)                                Compensation paid to any employee of Landlord above the grade of asset manager;

(M)                            Costs associated with any addition or expansion of the Building or other buildings in the Project not in existence on the date hereof;

(N)                               Repairs, restoration or other work caused by fire, windstorm or other casualty to the extent such costs are paid by insurance proceeds;

(O)                               The cost of selling, syndicating or mortgaging any interest in the Building or the Project;

(P)                                 Costs or fines incurred due to Landlord’s violation of any law or Landlord’s breach of any lease in the Project; and

(Q)                               Bad debt expenses.

(c)                                  Amortization and Accounting Principles.

(1)                                 Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years, not to exceed ten (10), that Landlord projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)                                 Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

(3)                                 Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.

(4)                                 “Amortization Rate” means eight percent (8%).

(5)                                 Landlord will otherwise use sound real estate accounting and management principles, consistently applied, to determine Additional Rent, including without limitation, reducing or excluding from the Base Year those Expenses resulting from (A) any unusual or one time costs or cost increases, including any market wide energy cost spikes, increases, surcharges or taxes, irregular snow falls or other costs or cost increases due to weather and/or Force Majeure, and (B) the amortization of capital expenditures otherwise permitted under this Lease to be included in Expenses, provided that the amortization of capital expenditures shall only be included in subsequent years to the extent allowed under this Lease.

(6)                                 If Expenses and/or Taxes in any calendar year decrease below the amount of Expenses and/or Taxes for the Base Year, Tenant’s Excess Expenses and/or Tenant’s Excess Taxes, as the case may be, for that calendar year shall be $0.00, and shall in no event be less than zero dollars or entitle Tenant to any refund.

(7)                                      If Landlord incurs Expenses for the Project together with one or more adjacent property(ies), such shared Expenses shall be equitably prorated and apportioned between the Project and such adjacent property(ies),  on an equitable basis as determined by Landlord.

(d)                                 Estimates. Landlord will reasonably estimate Additional Rent for each calendar year that Additional Rent may be payable and shall submit a statement of such annual estimates at the beginning of each calendar year thereafter or as soon thereafter as reasonably possible. Tenant will pay the estimated Additional Rent in advance, in equal monthly installments, by the first day of each month. Landlord may reasonably revise its estimate during a calendar year and Tenant will pay the monthly installments based on the revised estimate, commencing thirty (30) days following the date of such revision. The aggregate estimates of Additional Rent payable by Tenant in a calendar year is the “Estimated Additional Rent.”

(e)                                  Settlement. As soon as practical after the end of each calendar year that Additional Rent is payable, Landlord will give Tenant a statement of the actual Additional Rent for the calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within ninety (90) days after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. If the Additional Rent exceeds the Estimated Additional Rent for the calendar year, Tenant shall pay the difference to Landlord in a lump sum as Rent within thirty (30) days after receipt of Landlord’s statement of Additional Rent. If the Estimated Additional Rent paid by Tenant exceeds the Additional Rent for the calendar year, then Landlord shall credit the overpayment against Rent next due. In the event the Lease has expired, any such overpayment shall be paid promptly to Tenant.  If the Term ends during a calendar year, Landlord may, in Landlord’s sole discretion, elect to either: (1) forego the settlement of Additional Rent for the calendar year that is otherwise required and accept the Tenant’s payment of Estimated Additional Rent for such calendar year in satisfaction of Tenant’s obligations to pay Additional Rent for the final calendar year, or (2) have Landlord’s and Tenant’s obligations under this §4.2(e) survive the end of the Term. Notwithstanding the foregoing, if Landlord fails to provide Tenant with the foregoing annual statement and reconciliation within twelve (12) months following the end of any full or partial calendar year during the term or any extensions thereof, then, as to only the calendar year in question, Landlord shall be deemed to have waived its rights to recover any deficiency in Tenant’s Share of Additional Rent for such calendar year.

(f)                                   Audit. Tenant shall have the right to audit, at Tenant’s expense, Additional Rent (including actual Expenses for such Calendar Year) provided such audit is conducted pursuant to the following terms and conditions: (a) Tenant shall not conduct an audit if Tenant is in monetary default or material non-monetary default of its obligations under this Lease beyond the expiration of any applicable notice and cure period; (b) such audit must be commenced within one (1) year after Landlord submits to Tenant the settlement statement described in Section 4.2(e) above and once commenced, such audit shall be completed in a diligent and expeditious manner; (c) Tenant shall supply Landlord with a copy of the result of the audit within fifteen (15) days after Tenant’s receipt of the same; (d) no audit shall be conducted if Tenant has previously conducted an audit for the same period of time; (e) such audit shall be conducted during normal business hours, at a mutually agreed upon time, at Landlord’s business address or at such other location within the continental U.S. as Landlord normally keeps its books and records of Operating Expenses, or at Tenant’s request, Landlord shall provide Tenant with copies of all applicable books and records; (f) any information obtained by Tenant as a result of such audit shall be held in strict confidence by Tenant and shall not be disseminated further except to Tenant’s accountants, attorneys and lenders, or in connection with the enforcement by Tenant of its rights under this Lease or as otherwise required by law; and (g) if it is determined pursuant to such audit (or any additional audit procedure hereinafter described) that there has been an overpayment or underpayment of Additional Rent, the parties shall promptly make such reconciliation payments and/or refunds as are appropriate. In addition, if it is determined pursuant to such audit (or any additional audit procedure hereinafter described) that Landlord has overstated Additional Rent by more than five percent (5%), and if Landlord does not contest the results of such audit, then Landlord shall pay to Tenant the reasonable costs and expenses incurred by Tenant in connection with such audit. Landlord may elect to dispute Tenant’s audit by giving written notice to Tenant within forty five (45) days of Landlord’s election. Upon giving notice of Landlord’s dispute of Tenant’s audit, Landlord, at Landlord’s expense, will retain a certified public accountant or other person experienced in auditing operating expenses in office buildings to audit the expenses on a non-contingency basis only; and upon completion of said audit, Landlord’s and Tenant’s respective auditors will meet to reconcile all material differences in the audit. If Landlord’s and Tenant’s respective auditors are unable to agree, they shall jointly select a third auditor, whose determination shall be final and binding upon the parties and whose expenses shall be shared equally by the parties. Failure by Tenant to exercise an audit right or Landlord to dispute any Tenant audit within the specified time period or the failure of either party to otherwise fail to contest or dispute the allocation of additional rent as provided above, is deemed a waiver of the applicable audit or dispute right and any right to contest the additional rent charges (undercharges or overcharges) for the applicable Lease year and, accordingly, is deemed acceptance of the additional rent charges as submitted to and reviewed by Tenant.

4.3                               Other Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord on (a) Tenant’s Personal Property, (b) Rent (other than Landlord’s state and/or federal income taxes or excise taxes), (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.

4.4                               Terms of Payment. “Rent” means all amounts payable by or on behalf of Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. Rent will be paid to Landlord without notice or demand and without right of deduction, abatement or setoff, except as otherwise expressly provided in this Lease. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within thirty (30) days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement or setoff, in lawful U.S. currency, at Landlord’s Billing Address or to such other person or at such other place as Landlord may from time to time designate in writing. Landlord will send statements payable by Tenant to Tenant’s Billing Address; however, neither Landlord’s failure to send a statement nor Tenant’s failure to receive a statement for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Each partial payment by Tenant shall be deemed a payment on account. No endorsement or statement on any check or any accompanying letter shall constitute an accord and satisfaction, affect Landlord’s right to collect the full amount due, or require Landlord to apply any payment to other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may change its Billing Address. Any payment made by or on behalf of Tenant to a lockbox maintained by Landlord for receipt of payment of Rent shall not be deemed to have been accepted by Landlord provided such payment is returned to Tenant within ten (10) days after Landlord receives notice that the payment has been received into the lockbox.

4.5                               Late Payment. If Landlord does not receive all or part of any item of Rent within five (5) business days of the date when due, then Tenant shall pay to Landlord a “Late Charge” of five percent (5%) of the overdue amount. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impractical or extremely difficult to fix. Landlord’s acceptance of payment of a Late Charge does not waive Tenant’s default. In addition, all amounts payable under this Lease by Tenant to Landlord, if not paid in full when due, will bear interest at the lesser of the highest interest rate permitted by law or eighteen percent (18%).

5.                                      USE & OCCUPANCY

5.1                               Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business.

5.2                               Compliance with Laws and Directives.

(a)                                 Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply, at Tenant’s expense, with all directives of Landlord’s insurers communicated in advance in writing to Tenant and with any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction (“Laws”) concerning:

(1)                                 The Leasehold Improvements and Alterations,

(2)                                 Tenant’s use or occupancy of the Premises,

(3)                                 Tenant’s employer/employee obligations,

(4)                                 A condition to the extent created by Tenant, or its Affiliates, contractors, or invitees,

(5)                                 Tenant’s failure to comply with this Lease,

(6)                                 The negligence of Tenant or its Affiliates or contractors, and

(7)                                 Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment (“Hazardous Materials”) that are introduced to the Project, handled or disposed by Tenant or its Affiliates, or any of their contractors.

(b)                                 Landlord’s Compliance. The cost of Landlord’s compliance with all directives of Landlord’s insurers, governing authorities or Laws concerning the Project, other than those that are Tenant’s obligation under subsection (a), will be included in Expenses to the extent allowed under §4.2.

(c)                                  Restrictions on Landlord.  Landlord shall not cause or knowingly permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Materials on, under or about the Premises or the Building except as necessary for the performance of its obligations under the Lease, or as allowed under any other tenant(s)’ leases at the Building.

(d)                                 Landlord’s Indemnification.  In the event that Landlord disposes of any Hazardous Materials in or about the Building or Premises in violation of Environmental Laws, Landlord shall remediate same to the extent required by the Environmental Laws at Landlord’s sole cost and expense.  The obligations of Landlord under this Section 5.2 (d) shall survive the expiration or earlier termination of this Lease.

(e)                                  Existing Conditions.  Notwithstanding anything contained in Section 5.2 to the contrary, Tenant shall not have any liability to Landlord under Section 5.2 resulting from any conditions existing, or events occurring, or any Hazardous Materials existing or generated, at, in, on, under or in connection with the Premises or the Building prior to the Commencement Date of this Lease (or any earlier occupancy of the Premises by Tenant) except to the extent Tenant, its agents, employees or contractors exacerbates or causes the same.

5.3                               Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue a nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2. Except as may be expressly permitted by Landlord in writing, Tenant will not store, use, release, produce, process or dispose in, on or about, or transport to or from, the Premises or Building any Hazardous Materials, except for routine office and janitorial supplies used on the Premises and stored in the usual and customary manner and quantities, and in compliance with all applicable environmental laws and regulations.

6.                                      SERVICES & UTILITIES

6.1                               Standard Services.

(a)                                 Standard Services Defined. “Standard Services” mean:

(1)                                 Heating, ventilation and air-conditioning (“HVAC”) during Business Hours as reasonably required to comfortably use and occupy the Premises and interior Common Areas (not including any supplemental HVAC systems that exclusively service the Premises);

(2)                                 Water from the public utility for use in the Premises and Common Areas rest rooms;

(3)                                 Janitorial and cleaning services to the Premises and interior Common Areas consistent with a first-class building as determined by Landlord, but at a minimum equivalent to the specifications set forth in Exhibit D hereof on business days, exclusive of Holidays;

(4)                                 Access to the Building lobby, the Premises and the Common Areas on the 7th and 8th Floors of the Building (by at least one [1] passenger elevator if not on the ground floor) twenty four hours per day, 7 days per week;

(5)                                 Labor to replace fluorescent tubes and ballasts in Building Standard light fixtures in the Premises as required from time to time as a result of normal usage; and

(6)                                 Electricity from Landlord’s selected provider(s) for Common Areas lighting, Building Standard light fixtures in the Premises and to convenience outlets in the Premises for the operation of customary quantities and types of office equipment, however, the connected load in the Premises will not at any time exceed five (5) watts per RSF of the Premises (excluding lighting and HVAC) (“Maximum Connected Load”), nor will Landlord be required to provide electricity to the Premises during any one calendar month in an amount that exceeds the Maximum Connected Load multiplied by the number of Business Hours during said month.

(b)                                 Standard Services Provided. During the Term, Landlord will provide Standard Services to Tenant, except as provided in this Article 6. The cost of Standard Services will be included in Expenses. Landlord will not be responsible for any inability to provide Standard Services due to either: the concentration of personnel or equipment in the

Premises; or Tenant’s use of equipment in the Premises that is not customary office equipment, has special cooling requirements, or generates excessive heat.

6.2                               Additional Services. Unless Tenant obtains Landlord’s prior written consent, Tenant will not use utilities or services in excess of the Standard Services. If Landlord so consents, Landlord may provide utilities and services in excess of the Standard Services subject to the following:

(a)                                 After Hours HVAC. If Tenant requests HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service.  Landlord’s current scheduled rate for overtime HVAC service is $35.00 per hour, subject to change.

(b)                                 Lighting. Landlord will furnish both Building Standard and non-Building Standard lamps, bulbs, ballasts and starters that are part of the Leasehold Improvements for purchase by Tenant at Landlord’s cost, plus Landlord’s standard five percent (5%) administration fee. Landlord will install non-Building Standard items at Landlord’s scheduled rate for this service.

(c)                                  Other Utilities and Services. Tenant will pay as Rent the actual cost of utilities or services either used by Tenant or provided at Tenant’s request that are in excess of that provided as part of the Standard Services, plus Landlord’s standard five percent (5%) administration fee. Such services will include the cost of the water, electricity and/or other utilities used in the operation of any supplemental HVAC systems that exclusively service the Premises. Tenant’s excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(d)                                 Additional Systems and Metering. At any time during the Term that Tenant’s use of the Premises results in Landlord’s standard HVAC services pursuant to Section 6.1(a)(1) above being in adequate to maintain temperatures within the Premises in a commercially reasonable range of comfort, Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s excess requirements (including installation of Building Standard meters to measure the same). In the alternative, Tenant may take action to reduce its cooling demand so as to bring same within the capacity of the Building Standard HVAC services provided pursuant to Section 6.1(a)(1) above.

6.3                               Alternate Electrical Billing. In the event Tenant’s electrical usage exceeds the Maximum Connected Load specified in Section 6.1(a)(6) above, or normal business office usage levels as determined by Landlord in a commercially reasonable manner, Landlord may elect, at any time during the Term, and continuing for the remainder of the Term, to separately meter Tenant’s total consumption of electricity in the Premises, including lighting and convenience outlets. If Landlord so elects, then Landlord shall notify Tenant of such election and in lieu of including consumption of electricity of tenanted premises in Expenses, Tenant shall pay to Landlord as Rent the actual cost of Tenant’s electricity consumption, plus Landlord’s standard ten percent (10%) administration fee, to the extent that it exceeds Tenant’s Share of the consumption of electricity of tenanted premises in the Base Year (as reasonably estimated by Landlord if this consumption was not then separately metered).

6.4                               Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video, cable television and other telecommunication services (“Telecommunication Services”) subject to the following:

(a)                                 Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord shall not unreasonably withhold, delay or condition. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.

(b)                                 Tenant’s Wiring. Landlord may, in its sole but reasonable discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunication Services, as well as restrict and control access to telephone cabinets and rooms which do not exclusively serve the Premises only and/or which are not located within the Premises. Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which Landlord may withhold in Landlord’s sole but reasonable discretion.

(c)                                  No Beneficiaries. This §6.4 is solely for Tenant’s benefit, and no one else shall be considered a beneficiary of these provisions.

6.5                               Special Circumstances. Without breaching this Lease or creating any liability on the part of Landlord, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 or which are obtained by Tenant under this Article 6 under any of the following circumstances: (a) in an emergency; (b) to comply with Laws or to conform to voluntary government or industry guidelines; (c) to repair and maintain the Project under §7.2; or (d) to modify, renovate or improve the Project under §8.2. Landlord shall not be liable in any manner for any interruption in services to be provided by Landlord or obtained by Tenant under this Article 6.  Notwithstanding the foregoing, in the event of any interruption caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors which prevents Tenant from occupying a material portion of the Premises for more than two (2) consecutive business days, Tenant shall receive an abatement of Base Rent only commencing on the third (3rd) successive business day of such interruption, which abatement shall be in proportion to that portion of the Premises which is not usable by Tenant, until such condition is cured.

7.                                      REPAIRS

7.1                               Tenant’s Repairs. Except as provided in Articles 10 and 12, during the Term, Tenant hereby assumes full responsibility for the condition of the Premises and shall, at Tenant’s cost, repair, maintain and replace, if necessary, the Leasehold Improvements and keep the Premises (excluding the Base Building and Common Areas, except to the extent that repairs thereto are necessitated by Tenant, its agents, employees or contractors) in good order, condition and repair, ordinary wear and tear excepted. In addition, Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises, Building and Project necessitated by (a) Tenant’s use or occupancy of the Premises, (b) the installation, removal, use or operation of Tenant’s Property or Leasehold Improvements, (c) the moving of Tenant’s Property into or out of the Building, or (d) the act, omission, misuse or negligence of Tenant, its Affiliates, contractors or invitees. Tenant’s work under this §7.1 must be (x) approved by Landlord before commencement, (y) supervised by Landlord at Tenant’s expense, if the repairs involve the Base Building and Landlord reasonably so requires, and (z) performed in compliance with Law and in a first-class manner with materials of at least Building Standard. All repairs will be performed by qualified contractors that meet Landlord’s insurance requirements, provide Landlord with the appropriate certificate(s) of insurance prior to the start of work and are otherwise approved by Landlord. If Tenant fails to perform any of its obligations under this §7.1, then Landlord may perform such obligations and Tenant will pay, as Rent to Landlord, the reasonable cost of such performance, including an amount sufficient to reimburse Landlord for overhead and supervision, within ten (10) days after the date of Landlord’s invoice. For the purpose of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than ten (10) days’ prior written notice to Tenant (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises. Tenant will notify Landlord promptly after Tenant learns of (i) any fire or other casualty in the Premises, (ii) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible, or (iii) any damage to or defect in any parts of appurtenances of the Building’s sanitary, electrical heating, air conditioning, elevator or other systems located in or passing through the Premises.

7.2                               Landlord’s Repairs. Except as provided in Articles 10 and 12 and except to the extent such obligations are expressly imposed upon Tenant hereunder, during the Term Landlord shall repair, maintain and replace, if necessary, the Base Building and Common Areas, and shall otherwise keep the Project in good order and condition according to all applicable laws and the standards prevailing for comparable office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting Tenant’s permitted Use of the Premises in performing Landlord’s duties under this §7.2, but shall not be required to employ premium labor. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.

8.                                      ALTERATIONS

8.1                               Alterations by Tenant. “Alterations” mean any modification, addition or improvement to the Premises or Leasehold Improvements made by Tenant during the Term, including any modification to the Base Building or Common Areas required by law or governing authority as a condition of performing the work. Alterations do not include work performed under the Work Letter attached hereto as Exhibit B. All Alterations, whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord’s property upon the expiration or earlier termination of the Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:

(a)                                 Consent Required. Except as otherwise provided, all Alterations require Landlord’s prior written consent. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold its consent. Unless Tenant obtains Landlord’s prior written consent to the Alterations becoming part of the Premises to be tendered to Landlord on termination of this Lease, Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease. Notwithstanding the foregoing, cosmetic alterations such as paint, floor coverings and removable furniture and equipment may be installed or performed in the Premises without need of Landlord’s prior consent, but upon not less than fifteen (15) days prior written notice to Landlord, so that Landlord may, at its option, post a notice of non-responsibility or the local equivalent thereof at the Premises in connection with such cosmetic alterations.

(b)                                 Design Problem Defined. “Design Problem” means a condition that results, or will result, from work proposed, being performed or that has been completed that either:

(1)                                 Does not comply with Laws;

(2)                                 Does not meet or exceed the Building Standard;

(3)                                 Exceeds the capacity of, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify or improve the Base Building;

(4)                                 Affects the exterior appearance of the Building or Common Areas;

(5)                                 Violates any agreement affecting the Project;

(6)                                 Is a Required Removable (as defined below);

(7)                                 Violates any insurance regulations or standards for a fire-resistive office building; or

(8)                                 Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building (except as specifically agreed to by Landlord), in Common Areas or in telecommunication or electrical closets.

(c)                                  A “Required Removable” is any item of Leasehold Improvements or Alterations not currently existing at the Premises and installed by or for Tenant pursuant to this Lease that, in Landlord’s reasonable judgment, is of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements. Required Removables shall include, without limitation, Tenant’s Wiring, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications; provided, however, that none of the Leasehold Improvements existing at the Premises as of the Execution Date shall constitute a Required Removable. Except as specifically agreed to in writing by Landlord in its sole discretion, the Required Removables shall be removed by Tenant before the Expiration Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration or Leasehold Improvements (including any Tenant Improvements or Landlord’s Work), may request in writing that Landlord advise Tenant whether such Alteration or Leasehold Improvement, or any portion thereof, is a Required Removable. Within ten (10) days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alterations or other improvements are Required Removables.

(d)                                 Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord. All Alterations shall comply with law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems and all other work will be performed by qualified contractors that meet Landlord’s insurance requirements, provide Landlord with the appropriate certificate(s) of insurance prior to the start of work and are otherwise approved by Landlord. Promptly after completing Alterations, Tenant will deliver to Landlord “as-built” CAD plans, proof of payment, a copy of all recorded documents required in §8.3 including the recorded notice of completion, and unconditional lien releases from all contractors, subcontractors and materialmen that have constructed or provided materials for all or any part of the Alterations. If the performance of any Alteration by Tenant interferes with the harmonious labor relations in existence in the Building, all such work shall be halted immediately by Tenant until such time as construction can proceed without any such interference.

(e)                                  Bonding. If requested by Landlord, before commencing Alterations Tenant shall at Tenant’s cost obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord.

(f)                                   Alterations Fee. Tenant shall pay Landlord, as Rent, three percent (3%) of the total construction costs of the Alterations to cover review of Tenant’s plans and construction coordination by Landlord’s employees (“Alterations Fee”). In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.

8.2                               Alterations by Landlord. Landlord may modify, renovate or improve the Project as Landlord deems appropriate, provided Landlord uses commercially reasonable efforts to avoid disrupting Tenant’s permitted Use of the Premises, and provides prior written notice to Tenant of such Alterations that are expected to materially and adversely affect or impact the Premises.

8.3                               Liens and Disputes. Tenant will keep title to the Land and Building, as well as Tenant’s leasehold interest in the Premises, free of any liens concerning its Leasehold Improvements, Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that any contractor and subcontractor will keep title to the Land, the Premises and the Building free of any such liens. Tenant will indemnify Landlord for costs and expenses that Landlord reasonably incurs because of Tenant’s violation of this §8.3.

9.                                      INSURANCE

9.1                               Tenant’s Insurance.

(a)                              Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1)                                 Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and use of the Common Areas, and covering personal and bodily injury, death, and damage to others’ property of not less than the Liability Limit. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, each secured lender, and any other party reasonably designated by Landlord as an additional insured (“Additional Insured”). The commercial general liability insurance carried by Landlord or other Additional Insured pursuant to the terms of this Lease shall be non-contributing and Tenant’s commercial general liability insurance shall be primary to any such insurance carried by Landlord or other Additional Insured. Tenant’s commercial general liability insurance may be provided by a combination of a primary and an umbrella or excess liability policy, provided that such excess policy shall be on a “following form” including a “drop down” feature in case the limits of the primary policy are exhausted and the primary policy shall not be less than $1 million for any one accident or occurrence;

(2)                                 Property damage insurance on a special form basis covering all risks (including standard extended coverage endorsement perils, leakage from fire protective devices and other water damage) covering the full replacement cost of any new Alterations made by Tenant pursuant to this Lease (but excluding the Leasehold Improvements existing at the Premises as of the date of delivery of possession, which shall be insured by Landlord) and Tenant’s Personal Property in amounts sufficient to prevent Tenant from becoming a co-insurer and subject only to such deductibles and exclusions as Landlord may reasonably approve. Each of these policies shall name Landlord and each Additional Insured as an additional insured as well as a loss payee to the extent of their interest in any Alterations made by Tenant (but excluding the Leasehold Improvements existing at the Premises as of the date of delivery of possession, which shall be insured by Landlord). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured;

(3)                                 Insurance covering the perils described in (2) for Tenant’s loss of income or insurable gross profits with a limit not less than Tenant’s annual Rent;

(4)                                 If any boiler or machinery (including without limitation any supplemental HVAC equipment installed by Tenant) is operated solely to provide service to the Premises, boiler and machinery insurance, with a limit of at least the Liability Limit;

(5)                                 Insurance required by law, including workers’ compensation insurance;

(6)                                 Employers liability insurance with limits not less than $1million/each accident; $1million/disease - each employee; $1million/disease — aggregate;

(7)                                 Commercial automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than $1million for each accident or person.; and

(8)                                 Insurance covering Tenant’s Alterations and Tenant’s Personal Property against loss or damage due to earthquake or difference in conditions perils. Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name Landlord and each Additional Insured a loss payee to the extent of their interest in the Leasehold Improvements.

(b)                                 Insurers and Terms. Each policy required under (a) shall be written with insurance companies licensed to do business in the state in which the Building is located having a rating of not less than A and a Financial Size Class (“FSC”) of at least VIII by A. M. Best Company, and be on terms that are acceptable to Landlord.

(c)                                  Proof of Insurance. Tenant shall provide Landlord with certificates of insurance (including all additional insured and loss payee endorsements) or other reasonable proof as required by Landlord that the coverage required under (a) is in effect. The certificate of insurance shall state that the insurance carrier will give Landlord and all other persons and entities named as certificate holders at least thirty (30) days prior notice of any cancellation or modification of the policies. In addition, Tenant will provide Landlord with certificates of insurance (including all additional insured and loss payee endorsements) or other reasonable proof of renewal or replacement at least thirty (30) days prior to any policy expiration and failure to provide same shall be a default. If Tenant fails to insure or pay premiums, or to file satisfactory proof as required above, Landlord may, upon a minimum of twenty four (24) hours’ notice, effect such insurance and recover from Tenant on demand any premiums paid. Failure of Tenant to provide any insurance required by this Lease shall not be construed as a waiver of liability or any limit of damages, the parties expressly agreeing that the requirement to carry insurance shall not be deemed to be an acknowledgment or agreement that said insurance is adequate to cover the damages so insured.

(d)                                 Waiver of Subrogation. Landlord and Tenant each hereby releases and relieves the other party and hereby waives its entire right of recovery against the other party for any and all loss or damage to any property, including, without limitation, any and all Leasehold Improvements and any and all Tenant’s Personal Property, arising out of or incident to perils insured against or that could have been insured against by a “special form” policy of property insurance, even if this loss or damage is due to the negligence of the other party.

This waiver will include a waiver by Landlord and Tenant of all of their respective rights of subrogation that Landlord’s or Tenant’s insurers may have against the other party. Tenant shall, upon obtaining a policies of insurance covering property loss or damage to Leasehold Improvements or Tenant’s Personal Property give notice to its insurance carrier or carriers that the foregoing waiver of subrogation is contained in this Lease, and if the insurance policy does not permit Tenant to waive its insurer’s rights of subrogation, then the policy shall contain an endorsement in which the insurer waives all of its rights of subrogation against Landlord.

9.2                               Landlord’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain fire and other casualty property insurance on the Building (including without limitation the Leasehold Improvements existing at the Premises as of the date of delivery of possession, but excluding any Alterations made by Tenant) at replacement cost value as reasonably estimated by Landlord, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain. Each policy maintained under this subsection shall be written with insurance companies having a rating of not less than A and a FSC of at least VIII by A. M. Best Company.

10.                               DAMAGE OR DESTRUCTION

10.1                        Damage and Repair. If all or any part of the Project is damaged by fire or other casualty, then the parties will proceed as follows:

(a)                                 Landlord’s Estimates. Landlord will assess the damage to the Project (including the Leasehold Improvements but excluding any Alterations made by Tenant) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Project (“Repair Estimate”). Landlord will also estimate (“Interruption Estimate”) the time that the Premises will be “Untenantable”, which shall mean that Tenant is actually unable to use all or any portion of the Premises for the normal conduct of its business. Within thirty (30) days after the later of the casualty, issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord’s insurer, each party may terminate this Lease by written notice to the other on the following conditions:

(1)                                 Landlord may elect to terminate this Lease if:

(A)                               The Repair Estimate exceeds one hundred eighty (180) days; or

(B)                               The damage or destruction occurs in the last twelve (12) months of the Term; or

(C)                               The repair and restoration are not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain), any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt, Landlord’s insurer denies coverage or reserves its rights on coverage or Landlord determines in good faith that it is not economically feasible to repair or restore the Building.

(2)                                 Tenant may elect to terminate this Lease if the Interruption Estimate exceeds one hundred eighty (180) days, or, if the casualty occurred in the last twelve (12) months of the Term, and the Interruption Estimate exceeds thirty (30) days.

(b)                                 Repairs. If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:

(1)                                 Landlord will diligently and as soon as possible after such damage repair and restore the Project (including the Leasehold Improvements but excluding any Alterations made by Tenant) to the condition existing prior to such damage, except for modifications required by law. Landlord will perform such work with reasonable promptness, subject to delay for loss adjustment, delay caused by Tenant and Force Majeure.

(2)                                 Tenant will repair and restore any Alterations made by Tenant with reasonable promptness to the condition existing prior to such damage, but not less than current Building Standards, except for modifications required by law.

(3)                                 Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate.

10.2                        Rent Abatement. If, as a result of the damage or destruction under §10.1, any part of the Premises becomes Untenantable for more than three (3) consecutive business days, then a proportionate amount of Tenant’s Base Rent and Additional Rent for the Untenantable part of the Premises shall be abated from the 4th consecutive business day until the earlier of the date (a) the damaged or destroyed part of the Premises becomes tenantable, or (b) fifteen (15) days after Landlord completes its required repairs and restoration and a certificate of occupancy from the applicable governmental agency has been obtained, unless such certificate of occupancy is delayed or not available because Tenant has not completed the work and restoration for which Tenant is responsible under this Section 10. Tenant’s sole remedy against Landlord for damage or destruction of any part of the Project is abatement of Base Rent and Additional Rent under this §10.2, and Landlord will not be liable to Tenant for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, or for any other amount, including damages to Tenant’s Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent; provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during any period of repair.

11.                               INDEMNITY

11.1                        Claims. “Claims” mean any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including, but not limited to, attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.

11.2                        Landlord’s Waivers and Tenant’s Indemnity.

(a)                                 Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for damage to or loss of Landlord’s property insured or required to be insured by Landlord under §9.2, except to the extent caused by the negligence or willful misconduct of Tenant or its Affiliates, or caused by any other tenants or occupants of the Project, or persons other than Tenant, its agents, employees or contractors; provided, that in all events Landlord waives any Claims for any special or consequential damages (such as interruption of business, loss of income, or loss of opportunity) to the extent not expressly prohibited by Law; and

(b)                                 Tenant’s Indemnity. Unless waived by Landlord under §11.2(a), to the extent not expressly prohibited by Law, Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims to the extent arising from:

(1)                                 Any defect, deficiency in or accident or occurrence on or about the Premises, except to the extent caused by Landlord’s or its Affiliates’ negligence or willful misconduct or default pursuant to this Lease; or

(2)                                 Tenant’s or its Affiliates’ negligence or willful misconduct or breach of this Lease; or

(3)                                 Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.

11.3                        Tenant’s Waivers and Landlord’s Indemnity.

(a)                                 Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:

(1)                                 Perils insured or required to be insured by Tenant under subsections (2), (3) and (8) of §9.1(a), except to the extent caused by the negligence or willful misconduct of Landlord or its Affiliates, but in all events Tenant waives any Claims for any special or consequential damages (such as interruption of business, loss of income, or loss of opportunity) to the extent not expressly prohibited by Law, and for loss or damage to Leasehold Improvements and Tenant’s Personal Property except to the extent caused by the negligence or willful misconduct of Landlord or its Affiliates; or

(2)                                 Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord; or

(3)                                 Damages caused by the negligence of Landlord or its Affiliates that is in excess of the insurance Landlord maintains under §9.2.

(b)                                 Landlord’s Indemnity. Unless waived by Tenant under (a), to the extent not expressly prohibited by Law, Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims to the extent arising from:

(1)                                 Landlord’s or its Affiliates’ negligence or willful misconduct or breach of this Lease; or

(2)                                 Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.

11.4                        Affiliates Defined. “Affiliates” means with respect to a party: (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in this §11.4(a-c).

11.5                        Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.

12.                               CONDEMNATION

12.1                        Taking. “Taking” means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other law, or any sale in lieu thereof.

(a)                                 Total Taking. If, because of a Taking, substantially all of the Premises are Untenantable for substantially all of the remaining Term, then this Lease shall terminate on the date of the Taking.

(b)                                 Partial Taking. If a Taking does not cause this Lease to be terminated under (a), then Landlord will restore (and alter, as necessary) the Premises to a tenantable condition, unless this Lease is terminated by either Landlord or Tenant under the following circumstances:

(1)                                 Landlord may terminate this Lease upon sixty (60) days prior written notice to Tenant if Landlord reasonably determines that it is uneconomical to restore or alter the Premises to a tenantable condition.

(2)                                 Tenant may terminate the Lease upon sixty (60) days prior written notice to Landlord if the Taking causes more than twenty percent (20%) of the Premises to be Untenantable for the remainder of the Term and Tenant cannot reasonably operate Tenant’s business for the Use in the remaining Premises.

(c)                                  If the Lease is not terminated under (a) or (b), then the Rent will be reduced for the term of the Taking based upon the RSF of the Premises made Untenantable by the Taking.

12.2                        Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest, and Tenant hereby waives all claims for loss of impairment of its leasehold interest; however, Tenant may make a claim against the condemning authority for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.

13.                               TENANT TRANSFERS

13.1                        Transfer Defined. “Transfer” means any:

(a)                                 Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;

(b)                                 Use of the Premises by anyone other than Tenant with Tenant’s consent;

(c)                                  Change in Tenant’s form of organization (e.g., a change from a partnership to limited liability company);

(d)                                 Transfer of fifty one percent (51%) or more of Tenant’s assets, shares (except shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or

(e)                                  Transfer of effective control of Tenant.

13.2                        Consent Not Required. Upon notice to Landlord, but without Landlord’s prior consent, Tenant may effect a Transfer to a Permitted Transferee. A “Permitted Transferee” is any person or entity that meets all of the following requirements and specifically excludes a Transfer pursuant to §13.1(c) above:

(a)                                 The transferee (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than fifty percent (50%) of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;

(b)                                 The transferee has a tangible net worth immediately following the Transfer not less than the greater of (1) Tenant’s tangible net worth immediately before the Transfer, or (2) Tenant’s tangible net worth as of the execution of this Lease; and

(c)                                  The transferee’s occupying the Premises will not cause Landlord to breach any other lease or other agreement affecting the Project.

13.3                        Consent Required. Each proposed Transfer, other than those permitted under §13.2, requires Landlord’s prior consent, in which case the parties will proceed as follows:

(a)                                 Tenant’s Notice. Tenant shall notify Landlord at least thirty (30) days prior to the proposed Transfer of the name and address of the proposed transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed transferee’s balance sheets and income statements (both current and for the past two [2] years).

(b)                                 Landlord’s Rights. Within thirty (30) days after receipt of Tenant’s complete notice, Landlord may:

(1)                                 Deleted

(2)                                 If the proposed Transfer is a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas, exercise a right of first refusal to sublease such portion of the Premises at the lesser of (A) the Rent (prorated for subletting part of the Premises), or (B) the rent payable in the proposed Transfer; or

(3)                                 Consent or deny consent to the proposed Transfer; consent not to be unreasonably withheld, delayed or conditioned, subject to all of the following being satisfied:

(A)                               Landlord determines, in Landlord’s sole but reasonable discretion, that the proposed transferee has the financial capacity to meet its obligations under the proposed Transfer;

(B)                               The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease, law or other agreement affecting the Project;

(C)                               The proposed transferee is typical of tenants that directly lease premises in first-class office buildings;

(D)                                The proposed transferee is not a governmental or diplomatic entity;

(E)                                 The proposed transferee is not named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by the state or federal government;

(F)                                  The proposed transferee is not an existing tenant or an Affiliate of an existing tenant, nor a party with which Landlord is actively negotiating to lease space in the Building (nor has, in the last six [6] months, been actively negotiating to lease space in the Building); and

(G)                                Tenant is not in default under this Lease.

(c)                                  Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.

13.4                        Payments to Landlord. Tenant shall pay Landlord one hundred percent (100%) of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including reasonable attorneys’ fees, Alterations, and broker commissions. Tenant shall pay Landlord a $1,000.00 review fee for each proposed Transfer, excepting those in which Landlord exercises its rights under subsection 13.3(b)(2) or 13.3(b)(3).

13.5                        Effect of Transfers. No Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in default of this Lease, Landlord may proceed against Tenant without exhausting any remedies against any transferee and may require (by written notice to any transferee) any transferee to pay Transfer rent owed by Tenant directly to Landlord (which Landlord will apply against Tenant’s Lease obligations). Termination of this Lease for any reason will not result in a merger. Each sublease will be deemed terminated upon termination of this Lease unless Landlord notifies the subtenant in writing of Landlord’s election to assume any sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.

14.                               LANDLORD TRANSFERS

14.1                        Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.

14.2                        Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination. If the Tenant fails to execute or deliver any such instrument within five (5) days after request, Tenant hereby irrevocably appoints and constitutes Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing any such agreement and instrument for and on behalf of Tenant. Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.  Landlord will provide Tenant with a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from Landlord’s lender(s) on such lender(s)’ standard form(s) within thirty (30) days following final execution of this Lease, and which Tenant shall accept so long as such SNDA(s) provide that Tenant’s rights under this Lease shall not be impaired and this Lease shall be recognized by Landlord’s successor(s) so long as Tenant is not in default under this Lease following written notice and expiration of the applicable cure period.

14.3                        Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:

(a)                                 Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest;

(b)                                 Bound by any modification or amendment of this Lease made after Successor Landlord succeeds to the Landlord’s interest, or immediately prior to such succession, without Successor Landlord’s consent;

(c)                                  Bound by any prepayment of more than one month’s Rent;

(d)                                 Obligated to return any Security Deposit not paid over to Successor Landlord; or

(e)                                  Obligated to perform any improvements to the Premises (or provide an allowance therefor). Upon Successor Landlord’s request, Tenant will, without charge, promptly execute, acknowledge and deliver to Successor Landlord any instrument reasonably necessary or required to evidence such attornment.

14.4                        Estoppel Certificate. Within five (5) business days after receipt of Landlord’s written request, Tenant (and each guarantor and transferee of an interest in the Lease) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or any exceptions to the following):

(a)                                 The Commencement Date and Expiration Date;

(b)                                 The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;

(c)                                  The date through which Base Rent, Additional Rent, and other Rent has been paid and the then current rates of same;

(d)                                 That neither Landlord (to the knowledge of Tenant) nor Tenant is in default of this Lease;

(e)                                  That Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;

(f)                                   That Tenant solely occupies the Premises;

(g)                                  The amount of any Security Deposit;

(h)                                 Acknowledgment that the estoppel certificate can be relied upon by an Encumbrance Holder; and

(i)                                     Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.

Such estoppel certificate may be in the form reasonably required by Landlord.

15.                               DEFAULT AND REMEDIES

15.1                        Tenant’s Default. Tenant is in default (“Default”) of this Lease if any of the following occur:

(a)                              Tenant fails to pay Rent when due, and the failure continues for five (5) business days after written notice to Tenant of the failure. However, Tenant will only be entitled to three (3) notices in total of failure during any Lease Year with respect to Base Rent and Additional Rent and if, after three (3) such notices are given in any Lease Year, Tenant fails, during such Lease Year, to pay any Base Rent and/or Additional Rent when due, such failure will constitute a Default without the requirement of further notice by Landlord or additional cure period.

(b)                              Tenant fails to perform a non-monetary Lease obligation and the failure continues for thirty (30) days after written notice to Tenant of the failure, except that (1) in an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than thirty (30) days, or (2) if Tenant begins performing this obligation within five (5) days after notice to Tenant of this failure, but it will reasonably take more than thirty (30) days to complete performing the obligation, then Tenant will have a reasonable amount of additional time, not to exceed an additional sixty (60) days, to complete performing the obligation. However, if such breach or noncompliance causes or results in (i) a dangerous condition on the Premises or the Building, (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or (iii) a material disturbance to another tenant, then a Default will exist if such breach or noncompliance is not cured as soon as reasonably possible after notice by Landlord to Tenant, and in any event is not cured within thirty (30) days after such notice. For purposes of this §15.1(b), financial inability will not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the provisions of this Lease.

(c)                               Tenant consummates a Transfer that violates Article 13.

(d)                              Tenant fails to discharge any attachment or levy on Tenant’s interest in this Lease within fifteen (15) days after the attachment or levy encumbers this Lease.

(e)                               Tenant fails to cause any of the following proceedings to be vacated or dismissed within sixty (60) days after they are commenced: (1) the appointment of a receiver or trustee of the assets of Tenant or any guarantor of this Lease, (2) the voluntary or involuntary bankruptcy of Tenant or any guarantor of this Lease, or (3) any assignment for the benefit of creditors of the assets of Tenant or any guarantor of this Lease.

(f)                                (deleted)

(g)                               Tenant is named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by the state or federal government.

15.2                        Remedies. If any Default occurs, Landlord shall have the rights and remedies set forth in this Lease which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law or at equity.  In the event that Landlord terminates this Lease or Tenant’s right to possession of the Premises under this Section 15, and Tenant surrenders actual, exclusive physical possession of the Premises to Landlord in the condition required under this Lease, then Landlord shall use commercially reasonable efforts to mitigate its damages; provided, Landlord shall not be obligated to give priority to the re-letting of the Premises over Landlord’s leasing of any other available space in the Building.

(a)                              Landlord may proceed for past due Rent, reserving its right to proceed later for the remaining Rent payments as they become due and, at Landlord’s option, for specific performance and/or an injunction requiring Tenant’s performance of this Lease.

(b)                              Landlord may proceed for all past due installments of Rent, and declare all of the unpaid installments of Base Rent and Additional Rent for the remainder of the Term at once due and payable, whereupon this entire amount shall become and be due and payable within five (5) days notice by Landlord to Tenant of such election, provided that as to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the calendar year in which the Default occurs and for each subsequent calendar year remaining in the Term, will increase by five percent (5%) per year over the amount of Expenses and Taxes for the prior calendar year.

(c)                               Landlord may terminate this Lease by giving notice to Tenant of Landlord’s election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice. In no event shall either re-entry or the taking of possession of the Premises by Landlord be construed as an election by Landlord to terminate this Lease. Written notice alone shall be proof of any such election by Landlord. Upon such Lease termination, Tenant shall surrender possession, vacate the Premises and immediately deliver possession to Landlord in the condition required in this Lease. Landlord may, with due process of law, re-enter and take possession of the Premises without being liable for prosecution for such action or being deemed guilty of any manner of trespass, without diminishing any remedies for collection of Rent, and without relinquishing any other right of Landlord, and Tenant will be and remain liable, not only for all Rent due and other obligations incurred up to the date on which Landlord’s termination became effective and for all holdover damages that accrue under this Lease until Tenant vacates or is removed from the Premises, but also for stipulated or liquidated damages for its nonperformance and Landlord’s loss of the bargain and not as a penalty in an amount equal to the sum of:

(1)                                all Repossession Expenses, Reletting Expenses and Enforcement Costs that Landlord incurs; plus;

(2)                                the greatest of (A) twelve (12) months of the Base Rent plus the Additional Rent then payable, or (B) the Unamortized Initial Costs, or (C) the Landlord’s Damages; plus

(3)                                interest at the Default Rate from the date such are incurred and/or the termination date, as applicable, through the date of payment to Landlord.

(d)                              Landlord may terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, and all right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice. An election by Landlord to terminate Tenant’s right to possession of the Premises without terminating this Lease shall not preclude a subsequent election by Landlord to terminate this Lease.

(1)                                Upon such termination of Tenant’s right to possession of the Premises, Landlord may, with due process of law, re-enter and take possession of all or any part of the Premises, without additional demand or notice, and repossess the same and expel Tenant and any party claiming by, through or under Tenant, and remove the effects of both, using such force for such purposes as may be necessary, without being liable for prosecution for such action or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. No notice from Landlord or notice given under a forcible entry and detainer statute or similar Laws will constitute an election by Landlord to terminate this Lease unless such notice specifically so states.

(2)                                 Landlord shall make commercially reasonable efforts to relet the Premises or portions thereof, so as to mitigate Landlord’s damages, to the extent required by applicable Law. Landlord and Tenant agree that Landlord may relet for such term or terms and on such conditions and other terms as Landlord, in its discretion, determines, and that Landlord shall not be required to (A) observe any instructions given by Tenant about such reletting; (B) lease the Premises prior to other space owned, controlled or managed by Landlord or its Affiliates; or (C) lease the Premises at below market rates;

(3)                                 Any rent received by Landlord from re-letting the Premises shall be deemed to reduce Tenant’s indebtedness to Landlord as follows: (A) first, to reduce Tenant’s obligation to reimburse Landlord for Repossession Expenses, then (B) to reduce Tenant’s obligation to reimburse Landlord for Reletting Expenses, then (C) to reduce Tenant’s obligation to reimburse Landlord for Unamortized Landlord Costs, then (D) to reduce Tenant’s obligation to Landlord for Enforcement Costs, then (E) to reduce Tenant’s obligation for the payment of Rent reserved in the Lease for the remainder of the stated Term of the Lease. In no event shall Tenant be entitled to a reduction (of its indebtedness to Landlord) in an amount in excess of the aggregate sum of Rent which would have been payable by Tenant for the remainder of the stated Term of this Lease, as if no Default had occurred;

(4)                                 Tenant shall pay to Landlord an amount equal to the Rent which would have been payable by Tenant for the remainder of the stated Term of the Lease, less any applicable reductions pursuant to §15.3(d)(3) above as the same becomes due, without notice or demand; and

(5)                                 Tenant shall, upon demand, reimburse Landlord, with interest at the Default Rate from the date incurred through the date of payment to Landlord, the following: Repossession Expenses; Reletting Expenses; Unamortized Landlord Costs and Enforcement Costs.

(e)                               Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained in this Lease, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all monies due or to become due from Tenant under any of the provisions of this Lease.

(f)                                Landlord may, but shall not be obligated to, cure Tenant’s Default by making any payment or performing such other act to the extent Landlord may deem desirable. Any such cure by Landlord shall be without notice and shall not waive or release Tenant from any obligation under this Lease. Tenant covenants and agrees to pay Landlord, upon demand, all advances, costs and expenses incurred by Landlord in connection with such cure, including reasonable attorney’s fees, together with interest at the Default Rate, from the date such are incurred by Landlord to the date of payment to Landlord.

(g)                               Provided that Landlord performs its obligations to maintain and operate the Building as set forth in this Lease, Landlord may, without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, or other service, including without limitation parking services but excluding the services set forth in §§ 6.1(a)(1), (2), (4) and (6), so long as a Default exists under this Lease.

(h)                                If Landlord exercises its rights pursuant to Sections 15.2(b) or 15.2(c) above, then alternatively, at Landlord’s option, Landlord will be entitled to recover from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum equal to:

(1)                                all unpaid Base Rent, Additional Rent and other Rent for any period prior to the termination date or the repossession date, as the case may be (including interest from the due date to the date of the award at the Default Rate described below), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the termination date or the repossession date, as the case may be, plus

(2)                                the present value at the time of termination or repossession as the case may be (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date or the repossession date, as the case may be) of the amount, if any, by which:

(A)                                    the aggregate of the Base Rent, Additional Rent and all other Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after termination or repossession as the case may be (with respect to Additional Rent, such aggregate will be calculated by assuming that Expenses and Taxes for the calendar year in which termination or repossession, as the case may be, occurs and for each subsequent calendar year remaining in the Term if this Lease had not been terminated or if Landlord had not repossessed the Premises, as the case may be, will increase by five percent (5%) per year over the amount of Expenses and Taxes for the prior calendar year), exceeds

(B)                                    the amount of such Base Rent, Additional Rent and other Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Base Rent, Additional Rent and other Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current Fair Market Rent, in either case taking into consideration the Reletting Expenses, plus

(3)                                interest on the amount described in (2) above from the termination date or the repossession date, as the case may be, to the date of the award at the Default Rate defined below.

15.3                        Definitions.

(a)                                 “Enforcement Costs” shall be all sums, costs, expenses and damages (in addition to Repossession Expenses, Reletting Expenses, and Unamortized Landlord Costs ) which are incurred by Landlord in enforcing Tenant’s obligations under this Lease or by reason of Tenant’s Default, including without limitation, those arising out of any action brought by Landlord against Tenant to interpret any provision of this Lease or in connection with a bankruptcy or an assignment for the benefit of creditors.

(b)                                 “Fair Market Rent” shall be an amount equal to the fair market rental value of the Premises for the remainder of the stated Term of this Lease, taking into consideration the Reletting Expenses Landlord might incur upon reletting of the Premises. However, the Fair Market Rent shall be zero for any period prior to the time at which Landlord could reasonably have been expected to have obtained a new tenant for the Premises, and if Landlord has leased the Premises to a new tenant, then the rental payable by the new tenant will be deemed to be the Fair Market Rent for the Premises, and the period between the termination of Tenant’s possession under this Lease and the commencement of the new lease will be deemed to be the time within which Landlord could reasonably have been expected to have obtained a new tenant for the Premises.

(c)                                  “Landlord Costs” shall be such concessions and expenses incurred by Landlord by or for Tenant regarding this Lease prior to, or during the Term (including any renewals or extensions thereof), including without limitation; (1) costs and expenses of improvements, remodeling, redecoration or refurbishing of the Premises; (2) any and all allowance(s) paid, or credit given, for the improvement, remodeling, redecoration or refurbishing of the Premises; (3) any free, excused or abated rent; and (4) any broker’s fee or other similar fee, sum or expense.

(d)                                 “Landlord’s Damages” shall be an amount equal to the present value of the amount by which the Remainder Rent exceeds the Fair Market Rent for the remainder of the stated Term of this Lease. The present value shall be computed on the basis of a discount rate equal to the then-current yield on United States Treasury obligations having a maturity approximately equal to the remainder of the stated Term of this Lease, as determined by Landlord.

(e)                                  “Unamortized Landlord Costs” shall mean the amount remaining as of the date in question of the Landlord Costs that have been amortized over the initial Term of the Lease at an interest rate of eight percent (8%).

(f)                                   “Reasonable attorneys’ fees” shall include the value of services provided by counsel employed by Landlord or its Affiliates in the amount that Landlord would have reasonably incurred if the services had been performed by unaffiliated counsel.

(g)                                  “Remainder Rent” shall be an amount equal to the aggregate Rent reserved in the Lease for the remainder of the stated Term which would have been payable after the termination date had this Lease not been terminated, including, without limitation, all Rent plus all increases pursuant to the terms of this Lease. For the purpose of determining Remainder Rent only, Taxes and Expenses will be deemed to increase at a rate of three percent (3%) annually.

(h)                                 “Reletting Expenses” shall be such costs and expenses which Landlord may, to the extent deemed necessary or desirable by Landlord, incur to relet the Premises, including without limitation, (1) repairs, alterations and additions in or to the Premises, (2) altering locks and security devices to the Premises, (3) redecorating, remodeling or refurbishing of the Premises (but exclusive of capital improvement costs applicable to the Common Areas), and (4) other costs and expenses, including brokers’ commissions and reasonable attorneys’ fees.

(i)                                     “Repossession Expenses” are such costs and expenses including, without limitation, reasonable attorneys’ fees which Landlord may incur, as Landlord considers appropriate, in order to recover possession of the Premises.

15.4                        Interest. If Tenant at any time fails to make any payment of Rent or of any amounts owed under this Lease, Landlord may recover interest on such amounts at the rate per annum equal to the lesser of the highest interest rate permitted by law or eighteen percent (18%) (“Default Rate”), from the date each amount is due until paid by Tenant.

15.5                        Waivers.

(a)                                 If Tenant is in Default, Tenant expressly waives the service of any demand for the payment of Rent, for the performance or nonperformance of any obligation or duty to perform or to refrain from performing imposed upon Tenant under this Lease and the service of any and every form of demand and notice prescribed by any statute or other law.

(b)                                 Landlord and Tenant each expressly waives the right to trial by jury in any legal proceedings Landlord may institute against Tenant to (1) recover possession of the Premises, and (2) collect delinquent rent, whether or not the proceedings to collect delinquent rent are joined with proceedings to recover possession of the Premises.

No waiver by Landlord or Tenant of any Default by the other party shall be implied to affect, and no express waiver shall affect, any Default other than the Default specified in such waiver and that only for the time and to the extent stated.

15.6                        Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time, which excused performance shall not be deemed to be a breach or Default of this Lease.

15.7                        Landlord’s Default and Remedies.

(a)                                 Landlord will be in Default of this Lease if Landlord fails to perform any Lease obligation of Landlord and this failure continues for thirty (30) days after Tenant notifies Landlord of such failure, or such longer period of time as is reasonable if more than thirty (30) days is reasonably required to perform this obligation; provided that performance commences within this thirty (30) day period and is diligently prosecuted to completion.

(b)                                 If Landlord is in Default, then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:

(1)                                 Tenant may not terminate this Lease due to any Landlord Default until Tenant notifies each Encumbrance holder of which the Tenant has been informed in writing and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining possession, cure the Default.

(2)                                 Landlord’s liability under this Lease is limited to Landlord’s interest in the Building.

(3)                                 No liability under this Lease is assumed by Landlord’s Affiliates.

16.                               SECURITY DEPOSIT.  There is no security deposit payable pursuant to this Lease.

17.                               MISCELLANEOUS

17.1                        Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit C. Landlord may reasonably modify or add to the Rules and Regulations upon written notice to Tenant. If the Rules and Regulations conflict with this Lease, then the Lease shall govern.

17.2                        Notice. Notice to Landlord must be given as follows: (a) all miscellaneous requests under this Lease, including but not limited to work orders, overtime air, access cards, construction, maintenance, and other management matters relating to the Property shall be sent to the Building Address; and (b) all notices required to be given to the Landlord under this Lease shall be sent to the Notice Address, each as set forth in §1.1(m). Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (w) the notice is personally delivered; (x) the notice is delivered by a nationally recognized overnight courier service (e.g., FedEx or Airborne Express) and delivery is acknowledged in writing; or (y) the notice is deposited in the US Mail as first-class, certified or registered mail, postage prepaid , then the notice will be deemed received by the party upon delivery as set forth in subsection (w), upon the acknowledged delivery as set forth in subsection (x) and two (2) business days after deposit in the US Mail as set forth in subsection (y).

17.3                        Relocation. Landlord may relocate Tenant to other premises in the Building (“Replacement Premises”) upon not less than one hundred twenty (120) days’ prior written notice (“Relocation Notice”), provided at least sixty (60) days has passed from the Commencement Date before issuance of such notice and that the Replacement Premises are comparably sized and reasonably suitable for Tenant’s use and that the new prospective Tenant requires a minimum of two (2) floors of RSF. If Landlord elects to relocate Tenant under this §17.3, then Landlord will, at Landlord’s cost, construct Leasehold Improvements in the Replacement Premises of comparable quality to those existing in the Premises, move Tenant’s personal property from the Premises to the Replacement Premises, reimburse Tenant for Tenant’s reasonable and documented third party costs for relocating Tenant to the extent not performed by Landlord hereunder, including without limitation the relocation of Tenant’s existing telephone and computer systems (including wiring to continue Tenant’s existing connection to back-up generator), and replace up to $500.00 of any in-stock stationery identifying the Premises. Any wiring or other work for Tenant’s telephone and computer/network systems may be performed during the one hundred twenty (120) day notice period, but must be completed in time to provide Tenant a minimum of 30 days from the end of such work in which to complete its own testing and set-up in the space before occupancy and full operations.  Notwithstanding anything to the contrary in this Section 17.3 and provided that Tenant has not assigned this Lease or sublet any or all of the Premises to any person or entity other than an Affiliate and is not in default under any of the terms, covenants or conditions of this Lease, Tenant (or any such Affiliate that becomes the Tenant hereunder) shall have the right and option to terminate this Lease as to the entire Premises covered hereby effective as of the date which is one hundred twenty (120) days following Tenant’s receipt of the Relocation Notice (the “Relocation Termination Date”) by giving written notice to Landlord (the “Relocation Termination Notice”) of Tenant’s exercise of such termination option no later than thirty (30) days following receipt of the Relocation Notice.

Upon timely and proper exercise of such termination option, this Lease shall terminate on the Relocation Termination Date, and Tenant shall surrender the Premises to Landlord, on or before the Relocation Termination Date in accordance with the provisions of Section 3.3.  Notwithstanding such termination, the indemnification obligations of the parties, including those under Article XI and Section 17.17, and the obligations of Tenant under Sections 4.2(e), shall survive the termination of the Lease.

17.4                        Building Name. Tenant shall not use the Building name or image or the name or image of any complex in which the Building is located for any purpose, other than Tenant’s address. Landlord may change the name of the Building or any complex in which the Building is located without any obligation or liability to Tenant.

17.5                        Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers and obligations. The parties may only modify or amend this Lease in a writing that is fully executed and delivered by each party.

17.6                        Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors and permitted assignees.

17.7                        No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.

17.8                        Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.

17.9                        Captions. The use of captions, headings, boldface, italics or underlining is for convenience only, and will not affect the interpretation of this Lease.

17.10                 Authority.

(a)                                 Individuals signing this Lease on behalf of Tenant represent and warrant that they are authorized to bind Tenant to this Lease, and that Tenant is qualified to do business in the state in which the Building is located. If required by Landlord, Tenant will, at Tenant’s cost, provide Landlord with a corporate resolution, opinion of counsel or other documentation acceptable to Landlord proving the authority of each individual signatory to bind Tenant to this Lease.

(b)                                 Tenant represents and warrants to Landlord that Tenant is not named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by the state or federal government.

(c)                                  Tenant represents and warrants to Landlord that any individual or entity involved in this Lease transaction on behalf of Tenant, such as Guarantor and Tenant’s Broker, is not named on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury or any such similar list maintained by the state or federal government.

17.11                 Applicable Law. The Laws of the state in which the Building is located govern this Lease. In any action brought under this Lease, Landlord and Tenant each hereby submits to the jurisdiction of the courts of the state in which the Building is located and to venue in the County or Parish in which the Building is located.

17.12                 Confidentiality. Landlord and Tenant will keep the terms of this Lease confidential and, unless required by law, may not disclose the terms of this Lease to anyone other than Landlord’s or Tenant’s Affiliates, professional consultants, and potential business partners to the extent necessary to Landlord’s and Tenant’s respective business. Notwithstanding anything to the contrary herein, Landlord and Tenant shall, at the request of the other, execute and deliver a memorandum of this Lease in recordable form.  Neither Landlord nor Tenant shall record this Lease without the other’s consent.  The party requesting recordation of a memorandum of this Lease shall be obligated to pay all costs, fees and taxes, if any, associated with such recordation.

17.13                 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.

17.14                 Time. Time is of the essence as to all provisions in this Lease in which time is a factor.

17.15                 Quiet Enjoyment. So long as Tenant is not in default of this Lease and except as provided in this Lease, Landlord will not interfere with or disturb Tenant’s peaceful and quiet enjoyment of the Premises for the Term. Landlord is not liable for, and Tenant will not be released from any obligation under this Lease because of any interference with Tenant’s peaceful and quiet enjoyment of the Premises that is caused by any other person, including other tenants. Landlord hereby covenants, represents and warrants that Landlord has good title to the Premises and has full right and authority to execute and perform this Lease.

17.16                 Right to Enter Premises. Landlord may enter the Premises at any reasonable time, following twenty four (24) hours’ prior notice to Tenant (except in case of emergency, when only such notice (if any) as may be reasonable under the circumstances need be given) to inspect the Premises, to show the Premises to prospective lenders, purchasers or tenants; to perform Landlord’s duties under this Lease, to exercise Landlord’s rights under §8.2 or to post notices of non-responsibility. In connection with any permitted entry to perform Landlord’s duties or exercise Landlord’s rights under §8.2, Landlord may erect and use structures reasonably required by the nature of the work (including scaffolding, pipes and conduits), and may open or penetrate the Base Building or any Leasehold Improvements. If any Leasehold Improvements are damaged by Landlord as a result of Landlord exercising its rights under this §17.16, then Landlord will repair or replace the damaged portion, only, to match the original as nearly as is commercially reasonable. In exercising its rights under this Section 17.16, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations at the Premises, but Landlord shall have no liability to Tenant in connection with Landlord’s exercise of its rights hereunder.

17.17                 Brokers. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers. Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers to be paid by Landlord according to §1.1(o) and Tenant will pay all fees, commissions or other compensation payable to the Brokers to be paid by Tenant according to §1.1(o). Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party. The parties’ obligations under this §17.17 will survive the expiration or early termination of the Term.

17.18                 Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

17.19                 Exhibits. The exhibits attached to this Lease are incorporated herein. Subject to §17.1, if any exhibit is inconsistent with the terms of this Lease, the provisions of the Exhibit will govern. The Exhibits to this Lease are:

EXHIBIT A                              Floor Plan Delineating the Premises

EXHIBIT B                              Work Letter

EXHIBIT C                              Rules and Regulations

EXHIBIT D         Janitorial Specifications

EXHIBIT E                               Storage Space

18.                               OPTION TO EXTEND THE TERM.

18.1                        Grant; Conditions. Tenant shall have the right, during the initial Term only, to extend the Term of the Lease (“Extension Option”) for one three (3) year period (“Extension Term”) upon all of the following conditions:

(a)                                 Tenant shall exercise this Extension Option by written notice (“Extension Notice”) to Landlord which must be received by Landlord not later than 5:00 p.m. on the date six (6) months prior to the Expiration Date, but not earlier than twelve (12) months prior to the Expiration Date; and

(b)                                 Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Extension Notice or at the time Tenant delivers its Binding Notice (as defined below); and

(c)                                  None of the Premises is sublet (other than pursuant to a Permitted Transferee, as defined in §13.2 of the Lease) at the time that Tenant delivers its Extension Notice or at the time Tenant delivers its Binding Notice; and

(d)                                 The Lease has not been assigned (other than pursuant to a Permitted Transferee, as defined in §13.2 of the Lease) prior to the date that Tenant delivers its Extension Notice or prior to the date Tenant delivers its Binding Notice.

18.2                        Terms Applicable to Premises During Extension Term.

(a)                                 The initial Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Market Rent rate (as defined below) per rentable square foot for the Premises.  Base Rent during the Extension Term shall increase, if at all, in accordance with the increases assumed in the determination of the Market Rent rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

(b)                                 Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Extension Term in accordance with the Lease, the Base Year shall be recalculated only if required by the determination of the Market Rent rate, and the manner and method in which Tenant reimburses Landlord for Tenant’s Share of Taxes and Expenses shall otherwise be a factor considered in the determination of the Market Rent rate for the Premises during the Extension Term.

(c)                                  All other terms of this Lease, except this Extension Option and any Landlord’s work or allowances, if any, shall apply during the Extension Term.

18.3                        Procedure for Determining Market Rent.

(a)                                 Within thirty (30) days after Landlord’s receipt of the Extension Notice, Landlord shall reasonably compute the Market Rent rate (as defined below) and shall notify Tenant in writing of the resulting amount (“Determination Notice”).

(b)                                 Tenant, within fifteen (15) days after Tenant’s receipt of the Determination Notice, shall either (i) give Landlord written notice (“Binding Notice”) that Tenant accepts the Base and Additional Rent rate for the Premises for the Extension Term described in the Determination Notice, in which event the parties shall enter into the Extension Amendment as described below, or (ii) if Tenant disagrees with Landlord’s determination of the applicable Base and Additional Rent rate for the Premises during the Extension Term, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such fifteen (15) day period, this Extension Option shall be null and void and of no further force and effect.

(c)                                  If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Market Rent rate for the Premises during the Extension Term.  When Landlord and Tenant have agreed upon the Market Rent rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise (and such shall be deemed a Binding Notice, for purposes herein), and Landlord and Tenant shall enter into the Extension Amendment in accordance with the terms and conditions hereof.

(d)                                 If Landlord and Tenant are unable to agree upon Market Rent for the Premises within thirty (30) days after Landlord’s receipt of the Rejection Notice, this Extension Option shall be deemed to be null and void and of no force and effect.

(e)                                  “Market Rent” for the applicable Extension Term shall mean the market annual Base and Additional rental rate for the Premises, based on renewing tenancies (for a term comparable to the time period in question) covering office space of comparable size and quality to the Premises in comparable buildings in comparable location in the Comparable Market of Downtown Memphis, Tennessee, including the Building, and the rent for which such renewal tenancy was determined and commenced within twelve (12) months before the Determination Date, taking into account all pertinent factors including but not limited to Tenant’s credit worthiness, the involvement or non-involvement of a broker, that Tenant may not require an improvement allowance, rental abatement or other concessions, if any, typical to a new tenant and assuming Landlord and Tenant to be prudent persons willing to lease but being under no compulsion to do so.  By the above reference to the absence of a compulsion to enter into a renewal tenancy, Landlord and Tenant do not intend to exclude renewal tenancies arising out of a tenant’s exercise of a fixed option to extend its lease term.

(f)                                   Time is of the essence of this Extension Option. This Extension Option shall be void if Tenant fails to exercise it precisely according to each and all of the conditions stated above.

19.                               COMMERCIAL STANDARD.  Notwithstanding anything to the contrary herein, each party hereto shall act in good faith in a commercially reasonable manner in discharging each and every one of its duties and obligations or in exercising its rights under this Lease, except in circumstances where this Lease expressly provides for a different standard to apply, in which case the standard expressly applicable under this Lease shall control.

20.                               ATTORNEYS’ FEES.  If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith.

21.                               ROOFTOP COMMUNICATIONS EQUIPMENT

21.1                        Right to Install Antenna. In addition to the other rights granted by this Lease, provided that Tenant is not in default of the Lease beyond any applicable cure periods, Tenant shall have the right but not the obligation, during the Term to install, maintain and operate a satellite dish antennas, subject to Landlord’s reasonable consent as to the size and power of such antenna and the frequency at which it will receive and/or broadcast (individually and collectively the “Antenna”) on the Building’s roof (the “Roof”) in a location mutually acceptable to both Landlord and Tenant (the “Antenna Site”). Tenant may also use the Building’s risers, conduits and towers, subject to reasonable space limitations and Landlord’s requirements for use of such areas, for purposes of installing cabling from the Antenna to the Premises in the interior of the Building. Tenant shall not be required to pay a fee to Landlord for such right.

21.2                        Right of Use/Ownership of Antenna. Landlord shall have the right to use the remainder of the Roof for any purpose including permitting other tenants in the Building to lease space on the Roof provided that (i) Tenant continues to have reasonable access to the Antenna Site and the Antenna, and (ii) any other equipment installed on the Roof pursuant to leases or other agreements entered into after the date of this Lease will not block the ability of the Antenna to receive radio signals. Tenant further agrees to install, maintain and use the Antenna (such use to include such factors as the frequency at which the Antenna are operated) in a manner which will not interfere with other antenna or other rooftop telecommunications equipment present of the Roof on the date hereof or otherwise operated pursuant to leases or agreements entered into prior to the date hereof, including, without limitation, the installation of filters at Tenant’s sole cost and expense if so required.

21.3                        Installation, Maintenance, Operation and Removal of the Antenna. Tenant shall install and maintain the Antenna and related cabling at its expense. Tenant shall have access to the Antenna Site at all times, subject to any reasonable restrictions of Landlord. The installation of the Antenna shall be completed in a workmanlike manner and in accordance with all applicable Laws. Tenant shall install the Antenna using non-penetrating roof mounts. Tenant shall comply with all floor load limitations. If the Taxes or insurance premiums for the Building are increased as a result of the installation or operation of the Antenna on the Roof, then Tenant shall pay its share of any such increase directly attributable to such installation or operation upon receipt of adequate documentation. Tenant shall also maintain insurance on the Antenna and the Antenna Site pursuant to Section 7.2 of this Lease. Landlord reserves the right to relocate the Antenna from time to time during the term of this License, provided that such relocation does not impair Tenant’s ability to use the Antenna and Tenant bears no costs in connection therewith (unless the relocation is required in Landlord’s sole judgment in order to preserve the safety, access, use or proper functioning of the Building). At the termination of this Lease (whether upon the Expiration Date or otherwise) Tenant shall, at Tenant’s sole cost and expense, remove the Antenna and restore the Antenna Site to the condition it was prior to installation of the Antenna, ordinary wear and tear excepted.

21.4                        Compliance with Laws. Tenant shall comply in all material respects with all applicable Laws governing the installation and operation of the Antenna. Tenant shall be responsible for obtaining, if required, any building permits and any licenses or permits required by the Federal Communication Commission, the Federal Aviation Administration or any other governmental agency having jurisdiction over the Building. If required by any such governmental agencies or by Landlord, Tenant shall paint the dish portion of the Antenna.  Landlord agrees to reasonably assist and cooperate with Tenant to obtain any appropriate licenses or permits.

21.5                        License. The privileges granted to Tenant under this Section 21 merely constitute a license and shall not be deemed to grant Tenant any leasehold interest in the Building or any portion thereof. All rights granted to Tenant pursuant to this Section 21 shall automatically terminate upon the expiration of this Lease or earlier termination thereof.

[SIGNATURES TO IMMEDIATELY FOLLOW]

Having read and intending to be bound by the terms and provisions thereof, Landlord and Tenant have executed this Lease as of the Execution Date.

LANDLORD		TENANT
Hertz Memphis Three, LLC,		GTX, INC.,
a Delaware limited liability company		a Delaware Corporation
By:	Hertz Memphis Three Manager, Inc.
a Delaware corporation, its Manager

By:	/s/ James M. Ingram	By:	/s/ Henry P. Doggrell
Name:	James M. Ingram	Name:	Henry P. Doggrell
Title:	Executive Vice President and	Title:	VP, Chief Legal Officer
Chief Investment Officer

Signature Page

EXHIBIT A — FLOOR PLAN DELINEATING THE PREMISES

PICTURE OF FLOOR PLAN – 7TH FLOOR

PICTURE OF FLOOR PLAN – 8TH FLOOR

A-1

EXHIBIT B — WORK LETTER

Suite 700

1.                                                Conflicts; Terms. If there is any conflict or inconsistency between the provisions of the Lease and those of this Exhibit B (“Work Letter”), the provisions of this Work Letter will control. Except for those terms expressly defined in the Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease. The following terms, which are not defined in the Lease, have the meanings indicated:

(a)   “Scheduled Commencement Date” means the date set forth in Subsection 1.1(h) of the Lease, unless the Scheduled Commencement Date is extended according to Paragraph 2 of this Work Letter.

(b)     “Start Date” means the first day of the Tenant Finish Period, which will be fifteen (15) days following Landlord’s final approval of the Construction Documents.

(c)      “Tenant Finish Period” means the period beginning on the Start Date and ending on the completion of the Tenant Improvements by Tenant.

(d)     “Submission Date” means at least thirty (30) days prior to the start of construction.

(e)      “Landlord’s Representative” shall be designated upon Landlord’s execution of this Lease.

(f)       “Tenant’s Representative” shall be designated upon Landlord’s request.

(g)      “Tenant’s Architect” means  such licensed or registered professional architect, designer or space planner as may be selected by Tenant and reasonably approved by Landlord.

(h)     “Tenant’s Engineers” means such licensed or registered professional engineers as may be selected by Tenant and reasonably approved by Landlord.

(i)         “Tenant Improvements” means all Tenant Improvements to be constructed or installed by Tenant in the Premises according to this Work Letter as further defined in Paragraph 8 of this Work Letter.

(j)        “Preliminary Plans” means space plans and general specifications for the Tenant Improvements prepared by Tenant’s Architect in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.

(k)     “Construction Documents” means complete construction plans and specifications for the Tenant Improvements prepared by Tenant’s Architect and Tenant’s Engineers in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify and detailing all aspects of the Tenant Improvements, including, without limitation, the location of libraries, safes and other heavy objects, stairwells, walls, doors, computer equipment, telephone and related equipment, and electrical, plumbing, heating, ventilation and air conditioning equipment (including equipment in excess of that required for normal use). Tenant’s Engineers will perform all mechanical and electrical design work included in the Construction Documents.

(l)         “Tenant’s Costs” means all costs required to be expended by Tenant under this Work Letter in connection with the Tenant Improvements, including, without limitation, the costs of: preparing the Preliminary Plans, Construction Documents and the as-built plans described in Paragraph 7 of this Work Letter; performing the Tenant Improvements; obtaining all required electrical and telephone panels and/or meters, signage, cabling, wiring (but not including telecommunications systems) and Landlord’s services and the Tenant Improvement Construction Administration Fee provided under Paragraph 13 of this Work Letter. Tenant’s Costs will not, however, include any costs incurred by Tenant for furniture, telecommunications systems or other personal property, for fixtures or equipment (unless such fixtures or equipment will constitute permanent additions to the Premises and are shown on the Construction Documents), or for moving to the Premises.

2.                                                Tenant Finish Period; Commencement Date. The Tenant Finish Period will begin on the Start Date, unless the Start Date is extended according to the following provisions. If on or before the Start Date, Tenant has not been permitted entry to the Premises for the installation of the Tenant Improvements, then the Start Date will be extended until the date on which Tenant is permitted entry to the Premises for the conduct of the Tenant Improvements and the Scheduled Commencement Date will be extended for an equivalent period of time. Such postponement of the Start Date and the Scheduled Commencement Date (and therefore the postponement of the commencement of the Term) will be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure to deliver the Premises.

3.                                                Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either party may change its Representative under this Work Letter at any time by prior written notice to the other party.

4.                                                Possession; Condition. Landlord will deliver the Premises to Tenant following final execution of this Lease. Regardless of Landlord’s delivery of the Premises to Tenant, Tenant will not be permitted to begin the installation of the Tenant Improvements unless and until Landlord has approved the Construction Documents according to Paragraph 7 of this Work Letter, Tenant has obtained all necessary permits for the Tenant Improvements according to Paragraph 8 of this Work Letter and Tenant is otherwise in compliance with the provisions of this Work Letter. Tenant acknowledges and agrees that, as of the date of the Lease, the Premises are in good order and satisfactory condition. Tenant will accept the Premises upon Landlord’s delivery in an “as is” condition, except for any latent defect in the Building Structure or Mechanical Systems of which Tenant notifies Landlord within one year after the Commencement Date. No promise to alter, remodel or improve the Premises or Building and no representations concerning the condition of the Premises or Building have been made by Landlord to Tenant other than as may be expressly stated in the Lease (including this Work Letter). All alterations, improvements and additions made to the Premises according to this Work Letter will, without compensation to Tenant, become Landlord’s property upon installation and will remain Landlord’s property at the expiration or earlier termination of the Term.

5.                                                Early Access. Landlord shall deliver possession of the Premises to Tenant following final execution of this Lease, and Tenant may perform the Tenant Improvements at such time(s) as Tenant may elect. At all times while Tenant is in occupation of the Premises prior to the Commencement Date (including the Tenant Finish Period), Tenant will be subject to and will comply with all of the terms and provisions of the Lease, except that no Base Rent or Additional Rent will be payable by Tenant prior to the Commencement Date.

6.                                                Landlord’s Approval. All Preliminary Plans and Construction Documents, and any revisions to the same (whether in the form of a change order or otherwise) are expressly subject to Landlord’s prior written approval. Landlord may withhold its approval of any such items that require work which:

(a)                      exceeds or adversely affects the capacity or integrity of the Building Structure or Mechanical Systems;

(b)                      is not approved by the holder of any Encumbrance;

(c)                       would not be approved by a prudent owner of property similar to the Building;

(d)                      violates any agreement which affects the Building or binds Landlord;

(e)                       Landlord reasonably believes will increase the cost of operating or maintaining any of the Mechanical Systems;

(f)                        Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the Term;

(g)                       does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Premises;

(h)                      does not meet or exceed Building Standard; or

(i)                          Landlord reasonably believes will infringe on the architectural or historical integrity of the Building.

7.                                      Tenant’s Plans. On or before the Submission Date, Tenant, at its expense, will cause the Preliminary Plans to be prepared and submitted to Landlord for its approval. Such submittal will include one (1) complete full size set and one (1) electronic file in Auto CAPD 2004 format (or such other updated version agreed to by Owner and Consultant, herein called an “Electronic Copy”). If the submitted materials are not acceptable to Landlord, Landlord will so notify Tenant by returning the sepia with required changes noted. If Landlord so notifies Tenant of any required change to the Preliminary Plans, Tenant will cause the same to be revised according to the returned sepia and resubmitted to Landlord within seven (7) days after receipt of such notice. Within fifteen (15) days after Landlord notifies Tenant of Landlord’s approval of the Preliminary Plans, Tenant, at its expense, will cause the Construction Documents to be prepared and submitted to Landlord for its approval. Such submittal will include one (1) complete full size set and one (1) Electronic Copy and a complete color and finish board for Tenant’s Work. The Construction Documents must strictly conform to the Preliminary Plans approved by Landlord and must be in all respects sufficient for the purpose of obtaining a building permit for Tenant’s Work. If required by Landlord, Tenant will cause the Construction Documents to be resubmitted to Landlord for its approval within seven (7) days after Landlord notifies Tenant of any required changes. Tenant’s Work will not commence prior to Landlord’s approval of the Construction Documents. If the Landlord fails to deliver to Tenant Landlord’s written approval or its written request for revisions within fifteen (15) days after Landlord receives any required revisions to them, Tenant will receive a credit against Base Rent beginning on the Commencement Date equal to one day’s Base Rent for each day subsequent to the fifteenth (15th) day after Tenant’s submittal until the day of Landlord’s response. Except as provided in Paragraph 2 of this Work Letter, no delays in the design or performance of Tenant’s Work will change the Start Date or the Commencement Date. Upon completion of Tenant’s Work, Tenant will provide Landlord an Electronic Copy of as-built plans of the Premises. If Tenant fails to provide such plans, Landlord may obtain them, directly or by field verification, and charge Tenant for all costs incurred by Landlord in doing so. No approval by Landlord of the Preliminary Plans, the Construction Documents or any revisions to them will constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such plans, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of improvements in the Premises according to such plans.

8.                                                Tenant Improvements. During the Tenant Finish Period, Tenant, at its expense, will construct or cause to be constructed in the Premises all work necessary to bring the Premises into a first class condition consistent with the use specified in the Lease, according to the Construction Documents approved by Landlord (“Tenant Improvements”). Tenant, at its expense, will obtain: (a) all permits (including, without limitation, building permits) required under this Work Letter and (b) all certificates required for occupancy of the Premises from the appropriate governmental authorities. Tenant will cause all of the Tenant Improvements to be diligently completed in a good and workmanlike manner, according to the approved Construction Documents and all applicable laws, and free and clear of any liens or claims for liens.

9.                                                Tenant’s Contractor. Landlord will have the right to approve Tenant’s contractor (“Contractor”) and all subcontractors, which approvals will not be unreasonably withheld or delayed. Landlord will provide Tenant with a list of contractors and subcontractors that are acceptable to Landlord. Tenant may select its Contractor and subcontractors from such list or may request Landlord’s approval of a Contractor and subcontractors not on such list. Tenant will not execute any contract for the performance of the Tenant Improvements until Landlord’s approvals of the Contractor and subcontractors have been obtained, and Tenant will cause its proposed Contractor and subcontractors (if not on such list) to submit such information, including financial information, as may be reasonably required by Landlord to determine whether such Contractor and subcontractors should be approved.

10.                                         Construction Contract. Tenant’s construction contract for the Tenant Improvements will provide (and Tenant will deliver a copy of it to Landlord so that Landlord may confirm it provides) that: (a) Contractor will obtain a payment and performance bond in the amount of one hundred percent (100%) of the cost of constructing the Tenant Improvements, from a surety company mutually acceptable to Tenant and Landlord; (b) construction of the Tenant Improvements will not interfere with Landlord’s or Landlord’s tenants’ activities in, or use or enjoyment of, the Building; (c) Contractor will cooperate with other contractors in the Building to insure harmonious working relationships, including, without limitation, coordinating with other contractors in the Building concerning use of elevators, trash removal and water and utility usage; (d) Contractor will leave all Common Areas in neat, clean, orderly and safe condition at the end of each day during construction of the Tenant Improvements; (e) Contractor will procure and maintain and cause its subcontractor(s) to procure and maintain the insurance described in Paragraph 11 below; (f) upon completion of the Tenant Improvements and as a Tenant Cost, Contractor will provide to Landlord and Tenant as-built drawings consisting of two hard copy sets of blue lines and an electronic file in a format compatible with Landlord’s computer aided design software, together with mechanical balance reports and any maintenance manuals on equipment installed in the Premises as part of Tenant’s Work; and (g) all labor and material supplied according to the contract will be fully warranted by Contractor for a period of not less than one year from substantial completion of the Tenant Improvements and such warranty will provide that it is for the benefit of both Landlord and Tenant and may be enforced by either. The construction contract will also contain the following indemnification and defense provision:

“Contractor will protect, defend, hold harmless, and indemnify [Landlord’s name to be inserted] and its successors, assigns, directors, officers and employees (collectively, “Indemnitees”) from and against all claims, actions, liabilities, damages losses, cost and expense (including attorney’s fees) arising out of or resulting from the performance of the work contemplated by this contract by Contractor or any of its subcontractors, provided that any such claims, action, liabilities, damages, losses, cost or expense (a) are attributable to bodily injury, sickness, disease, or death, or to injury to or destruction of tangible property (other than the work contemplated by this contract itself) including the loss of use resulting therefrom and (b) are caused in whole or in part by the negligent act or omission of Contractor, any subcontractor, or any of them may, directly or indirectly, be liable. Such obligations will not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this paragraph.

Contractor agrees to protect, defend, hold harmless and indemnify the Indemnitees from and against any and all claims, actions, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) arising out of or resulting from Contractor’s failure to purchase all insurance required under Paragraph 11 of the Work Letter attached to and made a part of the Lease Agreement dated [Date of Lease to be inserted] between Landlord’s name to be inserted] and [Tenant’s name to be inserted], and Contractor’s failure to require and obtain proper insurance coverage from its subcontractors. In any and all claims against the Indemnitees or employee of Contractor or any subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under this provision will not be limited in any way be any limitation of the amount or type of damages, compensation or benefits payable by or for Compensation Acts, disability benefit acts, or other employee benefit acts. The indemnification and defense obligations stated above will not apply to any claims, actions, liabilities, damages, losses, cost or expenses caused directly and solely by the affirmative gross negligence or intentional tortious act of the Indemnities.”

11.                                         Contractor’s Insurance. Tenant will cause Contractor (and, except as provided below, all of Contractor’s subcontractors) to procure and maintain in effect during the entire period of construction of the Tenant Improvements the following insurance:

(a)                                           Worker’s compensation insurance with statutory benefits and limits which fully comply with all state and federal requirements;

(b)                                           Employer’s liability insurance with limits of not less than $200,000;

(c)                                            Automobile liability insurance including owned, non-owned, leased and hired car coverage, naming Landlord as an additional insured, providing primary (and not contributing) coverage, and containing cross-liability and severability of interest clauses; limits of contract for the performance of the Tenant Improvements is $150,000 or less, coverage will be in an amount of not less than $1,000,000 combined contract is over $150,000, coverage will be in an amount of not less than $2,000,000 combined single limit per occurrence;

(d)                                           Comprehensive general liability insurance including personal injury, owner’s and contractor’s protective liability, explosion, collapse and underground damage liability endorsement (commonly called X, C and U hazard), products, completed operations, blanket contractual and broad form property damage coverage, naming Landlord as an additional insured, providing primary (and not contributing) coverage, and containing cross-liability and severability of interest clauses; limits of liability will be as follows: if the total amount of Contractor’s contract for the performance of the Tenant Improvements is $150,000 or less, coverage will be in an amount of not less than $2,000,000 combined single limit per occurrence; if the total amount of Contractor’s contract is over $150,000, coverage will be in an amount of not less than $5,000,000 combined single limit per occurrence; and

(e)                                            “All risk” builders risk property insurance for the full replacement cost of the Tenant Improvements on a completed value basis, naming Landlord as a loss payee, as its interest may appear, providing primary (and not contributing) coverage, and including a waiver of all rights of subrogation against Landlord.

All of the above insurance policies must be placed with insurance companies reasonably acceptable to Landlord and must be endorsed to require thirty (30) days’ written notice to Landlord prior to any cancellation or material changes in coverage. Prior to the commencement of any Tenant Improvements, Tenant will cause Contractor to deliver to Landlord original certificates of insurance evidencing the insurance coverage required above. Tenant will also cause Contractor to deliver to Landlord original certificates of insurance evidencing the insurance coverage required above. Tenant will also cause Contractor to obtain certificates or evidence of similar insurance from each of Contractor’s subcontractors before their work commences and deliver such certificates or evidence to Landlord. Each subcontractor must be covered by insurance of the same character and in the same amount as specified for Contractor above, except that (i) a subcontractor’s comprehensive general liability insurance will have combined single limits not less than $2,000,000 per occurrence, if the total amount of Contractor’s contract for the performance of The Tenant Improvements is $150,000 or less, and not less than $5,000,000 per occurrence, if the total amount of Contractor’s contract is over $150,000 and (ii) so long as Contractor’s builders risk policy covers all of the Tenant Improvements, no subcontractor will be required to maintain builders risk insurance. Contractor and Landlord may agree to lesser limits in writing because of the nature of the particular subcontract work.

12.                                         Additional Requirements Concerning Tenant Improvements. The following additional requirements will apply to the Tenant Improvements:

(a)         All of Tenant’s Work will be: (1) of a quality at least equal to Building Standard; (2) completed only according to the Construction Documents approved by Landlord; (3) conducted in a manner so as to maintain harmonious labor relations and not to interfere with or delay any other work or activities being carried on by Landlord or Landlord’s contractors or other tenants; (4) designed, performed and completed in substantial compliance with all applicable standards and regulations established by Landlord and provided to Tenant in advance of the commencement of construction of Tenant’s Work as well as all safety, fire, plumbing and electrical and other codes and governmental and insurance requirements; (5) completed only by the Contractor approved by Landlord; (6) coordinated by the approved Contractor so as to insure timely completion; and (7) performed and conducted in such a manner so as not to alter the Building Structure or Mechanical System.

(b)         Under no circumstances will Tenant, Contractor or any of their authorized representatives ever alter or modify or in any manner disturb any portion of the Mechanical System. Only with Landlord’s express written permission will Tenant, Contractor or their authorized representatives alter or modify or in any manner disturb any Branch (as defined below) of any Central portion (as defined below) of any Mechanical System which serves or is located within the Premises. “Central” means that portion of any Mechanical System which is within the core of the Building or the core of the Mechanical system or that is common to or serves or exists for the benefit of other tenants in the Building, and “Branch” means that portion of any Mechanical System which serves to connect or extend Central system to the Premises. Any and all interfacing with, or tie-ins to, any Central Mechanical System or Branches will be scheduled with Landlord not later than five (5) days prior to the commencement of any such work. Any such interfacing with, or tie-ins to, any such Mechanical System or Branches, and any checks of such interfacing or tie-ins, will be performed only after the same have been scheduled with, and approved by, Landlord.

(c)          Contractor may submit to Landlord written request for use of any Building Standard materials which have been pre-stocked by Landlord. Any such request will indicate the quantity and description of the pre-stocked materials needed. Contractor will be responsible for the relocation and allocation of any such materials to the Premises under the supervision of, and only with the consent of, Landlord’s Representative or contractor. Contractor will be solely and exclusively responsible for signing for and verifying any such pre-stocked materials so used. Tenant will pay Landlord as a part of Tenant’s Costs the value of any pre-stocked materials so requested by Contractor from Landlord. The value of any such pre-stocked materials will be determined by the quantities required in accordance with generally accepted costs in the metropolitan area in which the Building is located.

(d)         All construction personnel engaged in the performance of the Tenant Improvements must use the Building’s freight elevator and not the passenger elevators for access to the Premises. All deliveries of materials for use in connection with the construction of the Tenant Improvements requiring the freight elevator of the Building must be scheduled in advance with landlord. In addition, any of the Tenant Improvements which are to be are to be performed during hours other than Business Hours must be scheduled in advance with Landlord.

(e)          Tenant agrees that if Contractor fails to leave all Common Areas in a neat, clean, orderly and safe condition at the end of each day during construction of the Tenant Improvements, Landlord will have the right to immediately take such action as Landlord deems appropriate to render the Common Areas neat, clean, orderly and safe and Tenant will, upon Landlord’s written demand, reimburse Landlord for all Landlord’s costs of taking such action.

13.                                         Landlord’s Services; Construction Administration. During construction of the Tenant Improvements, Landlord will provide the following services related to such construction, the cost of which will be paid by Landlord: all electricity and other utilities; and the following costs that will be paid by Tenant as a part of Tenant’s Costs: refuse removal (including dumpsters), and any other services requested by Tenant or Contractor that Landlord agrees to provide (such as engineering, maintenance or housekeeping services). In addition, Landlord will provide construction administration with respect to the Tenant Improvements and, if Tenant’s Costs exceed the sum of $25,000.00, Tenant shall pay to Landlord a construction administration fee equal to three percent (3%) of the cost of the Tenant Improvements (“Tenant Improvement Construction Administration Fee”). All Tenant’s Costs that are payable to Landlord will be paid by Tenant within ten (10) days after the date of Landlord’s invoice.

14.                                         Inspection; Stop Work; Non-complying Work. Landlord reserves the right to inspect the Tenant Improvements in the Premises at all reasonable times, provided that such inspection(s) will in no way make Landlord responsible for any of the Tenant Improvements and will not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of the Tenant Improvements. Landlord reserves the right to stop any and all work performed (or to be performed) if Landlord considers any such work, or its performance, to be dangerous or creating a nuisance, or otherwise injurious to Tenant, Landlord or any other Building tenants. If any inspection by Landlord reveals any items of the Tenant Improvements that does not comply with Tenant’s obligations under this Work Letter, Landlord may so notify Tenant and require that the item be corrected to so comply. Within ten (10) days after the date of any such notice from Landlord, Tenant will begin correction of any such non-complying item and will then promptly and diligently pursue such correction to completion. If any such item is not so corrected, Landlord may enter the Premises at any time and correct the item at Tenant’s expense (to be paid by Tenant promptly upon demand).

15.                                         Mechanics’ Liens. In the conduct of the Tenant Improvements, Tenant will take all action necessary to ensure that no mechanic’s or other liens attach to the Premises or Building. Without limitation, Tenant will post notices, with form and content and in the manner as specified by any applicable law, notifying all persons or entities which may supply labor or materials in connection with the Tenant Improvements that Landlord’s interest in the Premises and Building will not be subject to any lien for the same. If any such lien should be filed, the provisions of Section 8.3 of the Lease will apply.

16.                                         Payment of Construction Allowance. Landlord agrees to pay Tenant the Construction Allowance, to be applied to the cost of designing and performing the Tenant Improvements, in progress payments after the commencement of the Tenant Finish Period. Such progress payments will be made not later than thirty (30) days after receipt by Landlord from Tenant of copies of Tenant’s paid invoices from Contractor (and, where applicable, copies of Contractor’s invoices from its subcontractors or suppliers) together with a certificate from Tenant’s Architect (or other evidence satisfactory to Landlord) indicating that the work to which such invoices relate has been substantially completed and/or the materials to which such invoices relate have been installed in, or delivered to, the Premises. Such progress payments will be made payable to Tenant, and will be for the amount of the submitted invoices, less a ten percent (10%) retainage. As a condition precedent to Landlord’s issuing any such progress payment subsequent to the first such progress payment, Tenant will deliver to Landlord original lien waivers from Contractor and any applicable subcontractor or supplier indicating the claims for mechanics’ or materialmen’s liens with respect to the labor and materials reflected in the invoiced submitted for the immediately preceding progress payment have been waived. A further condition precedent to Landlord’s issuing the last such payment for the amount of the retainage will be that Landlord has received from Tenant (either prior to or simultaneously with the issuance of such final payment) the following: (a) written notice from Contractor and Tenant ‘s Architect (or other evidence satisfactory or Landlord) that the Tenant Improvements has been completed (including completion of any punch list items); (b) final and unconditional original lien waivers from Contractor and all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, the Premises in connection with the Tenant Improvements; and (c) a copy of the certificate of occupancy for the Premises issued by the appropriate governmental authorities. Landlord will have no obligation to make any such progress payment at any time that a Default exists under the Lease and the total of all such progress payments will in no event exceed the amount of the Construction Allowance.

17.                                         General. Failure by Tenant to pay any amounts due under this Work Letter will have the same effect as failure to pay Rent under the Lease, and such failure or Tenant’s failure to perform any of its other obligations under this Work Letter will constitute a Default under Section 15.1(a)(1) of the Lease, entitling Landlord to all of its remedies under the Lease as well as all remedies otherwise available to Landlord.

EXHIBIT C - RULES & REGULATIONS

“Rules and Regulations” mean the contents of this Exhibit C, as modified, amended or revoked by Landlord, from time to time.

1.                                      Landlord’s Entry. Landlord may enter the Premises at all reasonable hours but in accordance with the specific provisions of the foregoing Lease to perform its obligations under this Lease. During the last twelve (12) months of the Term, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants.

2.                                      Right to Exclude. Landlord may require that Tenant, its Affiliates and guests comply with each reasonable security measure that Landlord may establish as a condition for entry to the Premises, Building or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.

3.                                      Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may remove, at Tenant’s expense, any such obstruction without prior notice to Tenant.

4.                                      Trash. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant’s cost, or in Building receptacles designated by Landlord. Tenant may not litter in the Common Areas, or sidewalks or driveways outside the Building.

5.                                      Public Safety. Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency.

6.                                      Keys and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas or (upon prior notice to Tenant) the Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant will not add or change any locks on any door to, in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any Claims resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.

7.                                      Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:

(a)                                 Attach any awnings, signs, displays, window shades, blinds, draperies, or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises or install any internal lighting that may be visible from the exterior of the Premises;

(b)                                 Hang any non-Building Standard curtains, blinds, shades or screens in any window or door of the Premises;

(c)                                  Coat or sunscreen the interior or exterior of any windows; or

(d)                                 Place any objects on windowsills.

8.                                      Directories and Signs. Tenant shall be identified on the Building’s directory in the main lobby and the Premises will be identified by one (1) Building Standard sign consisting of Tenant’s name and suite number located at the entrance to the Premises. In the event that multiple tenants are located on one floor, each tenant’s suite shall be identified on a floor lobby directory sign as well. The initial lobby directory listing, floor lobby directory sign, if

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applicable, and Premises sign will be at Landlord’s cost and expense, and any changes to the listing or sign will be made at Tenant’s cost and expense

9.                                      HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord and individual space heaters or fans, so long as the Maximum Connected Load is not exceeded.

10.                               Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures.

11.                               Equipment Location. Landlord may specify the location of any of Tenant’s business machines, mechanical equipment or other property that are unusually heavy, may damage the Building, or may cause vibration, noise or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.

12.                               Bicycles. Tenant may not bring bicycles or other vehicles into the Building or Premises. Bicycles and other vehicles may only be parked in areas designated by Landlord.

13.                               Animals. Tenant may not bring any birds, fish, reptiles, amphibians, insects or animals, excepting seeing-eye/assistance dogs, into the Building or Premises.

14.                               Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.

15.                               Elevators. Any use of the elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.

16.                               Moving and Deliveries. Tenant’s movers are subject to Landlord’s reasonable approval. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.

17.                               Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same.

18.                               Food. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.

19.                               Work Orders. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.

20.                               Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Premises, Building, Common Areas or Project in which Landlord, in Landlord’s sole discretion, prohibits smoking or in which smoking is prohibited by law. Landlord may designate the entire Building, Common Areas or Project a no-smoking area.

21.                               Holiday Decorations. Organic holiday decorations are not permitted in any part of the Premises.

22.                               Certificates of Insurance. Tenant is to provide Landlord with certificates of insurance as required by Landlord, from each of contractor, vendor or agent performing work in, delivering products to, moving items into/out of the Premises and/or Building.

23.                               Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates and others permitted by Tenant to access, use or occupy the Premises. Landlord shall deliver to Tenant copies of any amendments to these Rules and Regulations.

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EXHIBIT D — JANITORIAL SPECIFICATIONS

(CLEANING AND JANITORIAL SERVICES)

NIGHTLY	1.	Empty all waste receptacles, clean as necessary.
CLEANING		2.	Vacuum all carpeted traffic areas and other areas as needed.
		3.	Dust furniture, files, fixtures, etc.
		4.	Damp wipe and polish all glass furniture tops.
		5.	Remove finger marks and smudges from vertical surfaces.
		6.	Clean all water coolers.
		7.	Sweep all private stairways nightly, vacuum if carpeted.
		8.	Damp mop spillage in office and public areas as required.

WEEKLY		1.	Twice weekly, detail vacuum all rugs and carpeted areas.
CLEANING		2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS		1.	Damp mop, rinse and dry floors nightly.
(NIGHTLY)		2.	Scrub floors as necessary.
		3.	Clean all mirrors, bright work and enameled surfaces nightly.
		4.	Wash and disinfect all fixtures.
		5.	Damp wipe and disinfect all partitions, tile walls, etc.
		6.	Empty and sanitize all receptacles.
		7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
		8.	Clean flushometers and other metal work.
		9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
		10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS		1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
		2.	Vinyl floors and bases to be swept nightly.
		3.	Tile floors to be waxed and buffed monthly.
		4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
		5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

GLASS		1.	Clean inside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
		2.	Clean outside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
		3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING		1.	Dust and wipe clean all closet shelving when empty.
(QUARTERLY)		2.	Dust all picture frames, charts, graphs, etc.
		3.	Dust clean all vertical surfaces.
		4.	Damp dust all ceiling air conditioning diffusers.
		5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE		1.	Check men’s washrooms for toilet tissue replacement.
		2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
		3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.

Neither Service Provider nor the janitorial company will be responsible for removing items from surfaces in order to dust them.  It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises

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once a week and on no particular day.  In addition, neither Service Provider nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment.  Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.

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EXHIBIT E - STORAGE SPACE

1.                                      In addition to the other rights granted by this Lease, provided that Tenant is not in default of the Lease beyond any applicable cure periods and further provided that Tenant is in occupancy of the Premises, Tenant shall have the right but not the obligation, during the Term to use the space identified on Exhibit E-2, and containing approximately 270 square feet (“Storage Space”), for the term (“Storage Term”) commencing on the Commencement Date of the Lease (“Storage Commencement Date”) and ending on the expiration or sooner termination of the Lease (“Storage Expiration Date”).

2.                                      The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion, free of vermin and pests, and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least eighteen inches (18”) below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

3.                                      No rent shall be payable for the Storage Space during the Term of this Lease.

4.                                      All terms and provisions of the Lease shall be applicable to the Storage Space, except that Landlord shall only supply electricity sufficient for storage level lighting and need not supply air-conditioning, ventilation, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing, pest control or other service to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. The Storage Space shall not be included in the determination of Tenant’s Share under the Lease nor shall Tenant be required to pay Expenses or Taxes in connection with the Storage Space.

5.                                      At any time and from time to time, Landlord shall have the right to relocate the Storage Space, on not less than seven (7) days’ written notice, to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

6.                                      If Tenant assigns the Lease or sublets all or any part of the Premises, Landlord, at its option, may terminate Tenant’s rights to the Storage Space effective as of 30 days after notice to Tenant. Additionally, notwithstanding anything set forth in the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

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EXHIBIT E-2

STORAGE SPACE LOCATION

PICTURE OF STORAGE SPACE LOCATION

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